LightPath Technologies, Inc. 10-K

Exhibit 10.8

STOCK PURCHASE AGREEMENT

by and among

ISP OPTICS CORPORATION,

The Stockholders of ISP OPTICS CORPORATION

set forth on the Stockholder Signature Page hereto,

AND

LIGHTPATH TECHNOLOGIES, INC.

Dated August 3, 2016

4.14	Employee and Labor Relations	21
4.15	Employee Plans	22
4.16	Government Contracts	23
4.17	Export Control Matters; Trade Regulations	24
4.18	Affiliate Transactions	24
4.19	Insurance	25
4.20	Contracts	25
4.21	Broker Fees	26
4.22	Inventory	26
4.23	Product Warranties	26
4.24	Accounts Receivable	27
4.25	Disclaimer of the Acquired Companies	27

Article V COVENANTS AND OTHER AGREEMENTS		27

5.1	Conduct of Business	27
5.2	No Solicitation	29
5.3	Access	30
5.4	Notification of Certain Matters	30
5.5	Efforts; Regulatory Approvals	30
5.6	Financial Statements	32
5.7	Transition	32
5.8	Noncompetition and Nonsolicitation	32
5.9	Release	33
5.10	Financing Matters	33
5.11	Disclosure Schedule Updates	34
5.12	Public Announcements; Confidentiality	34
5.13	Litigation Support	35
5.14	Employee Matters	35
5.15	Record Retention	36
5.16	Indemnification of Directors and Officers; Insurance	36
5.17	Acknowledgement of Personal Property	38
5.18	Tax Matters	38
5.19	Further Assurances	42

Article VI CONDITIONS TO CLOSING; TERMINATION		42

6.1	Conditions to Each Party’s Obligations	42
6.2	Conditions to Obligation of the Sellers	42
6.3	Conditions to Obligation of Buyer	43
6.4	Frustration of Closing Conditions	44
6.5	Termination	44
6.6	Effect of Termination	45
6.7	Notice of Termination	45

Article VII INDEMNIFICATIONS; SURVIVAL		45

7.1	Indemnification by Sellers	45
7.2	Indemnification by Buyer	46
7.3	Losses Net of Insurance, Etc.	47

ii

7.4	Termination of Indemnification	49
7.5	Procedures Relating to Indemnification	49
7.6	Survival of Representations and Warranties	50
7.7	Tax Treatment of Indemnification Payments	51

Article VIII DEFINITIONS		51

Article IX MISCELLANEOUS		60

9.1	Expenses	60
9.2	Governing Law	60
9.3	Jurisdiction; Service of Process	60
9.4	Waiver of Jury Trial	61
9.5	Attorneys’ Fees	61
9.6	Waiver; Remedies Cumulative	61
9.7	Notices	61
9.8	Assignment	63
9.9	No Third-Party Beneficiaries	63
9.10	Amendments	63
9.11	Disclosure Schedules	63
9.12	Non-Recourse	63
9.13	Construction	64
9.14	Entire Agreement	64
9.15	Severability	64
9.16	Mutual Drafting	64
9.17	Counterparts; Facsimile	64

EXHIBITS

Exhibit A	Form of Buyer Note

SCHEDULES

Schedule 1.4(b)	Seller Payments
Schedule 1.5(a)	Net Working Capital Methodology
Schedule 1.9(h)	Required Approvals and Consents
Schedule 5.17	List of Seller Personal Property
Schedule 8	Permitted Liens

Buyer Disclosure Schedule

Seller Disclosure Schedule

Company Disclosure Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of August 3, 2016, by and among LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Buyer”), ISP OPTICS CORPORATION, a New York corporation (the “Company”), and the stockholders of the Company listed on the Sellers signature page attached hereto (each a “Seller” and collectively the “Sellers”). Buyer, the Company and the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms that are used herein are defined in ARTICLE VIII below.

WHEREAS, as of the date hereof, the Sellers collectively own 100% of the issued and outstanding shares of the Common Stock (as defined below) of the Company; and

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, Buyer shall purchase from the Sellers 100% of the issued and outstanding shares of the Common Stock (the “Purchased Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

Article I
THE CLOSING; PURCHASE AND SALE OF STOCK

1.1

Purchase of Purchased Shares. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall purchase and accept from the Sellers and the Sellers shall sell, transfer and deliver to Buyer, the Purchased Shares, in exchange for the Purchase Price as provided in Section 1.2 and Section 1.4.

1.2

Consideration. The aggregate consideration for the Purchased Shares pursuant to the Transactions (the “Purchase Price”) shall be the sum of Eighteen Million Dollars ($18,000,000) to be paid in a combination of cash and a Buyer Note (as defined below), as follows:

(a)

A cash payment to the Sellers in an amount of not less than Twelve Million Dollars ($12,000,000) (the “Cash Amount”), as adjusted pursuant to Section 1.4 through Section 1.7 (the “Closing Payment”), to be paid by Buyer as described in Section 1.4; and

(b)

An issuance to the Sellers of a promissory note in the aggregate principal amount equal to the Purchase Price less the Cash Amount, but in no event less than Three Million Dollars ($3,000,000), and in the form attached hereto as Exhibit A (the “Buyer Note”).

1.3

Closing. The closing of the Transactions (collectively, the “Closing”) shall take place at the offices of Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 (or at such other location as the Parties may agree or via the electronic exchange of execution versions of this Agreement and the Transaction Documents and the signature pages thereto via email by .pdf) on a date and time to be mutually agreed upon by Buyer and the Sellers, not later than five (5) Business Days following the satisfaction (or written waiver) of the conditions set forth in ARTICLE VI, or at such other date or time as the Parties may agree in writing. The date and time of the closing are referred to as the “Closing Date.”

1.4

Payment of the Purchase Price. At the Closing:

(a)

Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Acquired Companies, the Closing Costs and the Estimated Closing Debt by wire transfer of immediately available funds as directed by the Acquired Companies or such third parties at or prior to the Closing;

(b)

Buyer shall pay the Closing Payment, (i) less the total dollar amount of the payments described in Section 1.4(a), and (ii) plus or minus (without duplication of the amounts contemplated by the immediately preceding clause (i)) the adjustments contemplated in Sections 1.5 through 1.7, to the respective Sellers, in accordance with their Pro Rata Shares and in such amounts set forth next to each Seller’s name on Schedule 1.4(b) attached hereto, by wire transfer of immediately available funds pursuant to written instructions delivered to Buyer prior to the Closing; and

(c)

Buyer shall issue to the Sellers the Buyer Note, dated as of the Closing Date.

1.5

Net Working Capital Adjustment. The Closing Payment shall be adjusted (such adjustment may be positive or negative), if at all, on a dollar-for-dollar basis to the extent that the Net Working Capital is greater than or less than the Target Net Working Capital as set forth below:

(a)

Within ten (10) Business Days prior to the Closing, but in no event less than three (3) Business Days prior to the Closing, the Sellers shall (or shall cause the Acquired Companies’ accountants to) prepare and deliver to Buyer a certificate that contains a good faith and reasonable best estimate of the Net Working Capital as of 11:59 p.m. Eastern Standard Time (“EST”) on the Closing Date (the “Estimated Net Working Capital”), which Estimated Net Working Capital shall be prepared in accordance with GAAP using the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions and procedures as were used to prepare the Financial Statements and as set forth on Schedule 1.5(a). If the Estimated Net Working Capital exceeds the Target Net Working Capital Ceiling, then the Closing Payment payable to the Sellers at the Closing pursuant to Section 1.2 and Section 1.4 shall be increased by an amount equal to the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital Ceiling. If the Estimated Net Working Capital is less than the Target Net Working Capital Floor, then the Closing Payment payable to the Sellers at the Closing pursuant to Section 1.2 and Section 1.4 shall be reduced by an amount equal to the amount by which the Target Net Working Capital Floor exceeds the Estimated Net Working Capital. If the Estimated Net Working Capital is equal to or greater than the Target Net Working Capital Floor and equal to or less than the Target Net Working Capital Ceiling, then no adjustments shall be made pursuant to this Section 1.5(a).

2

(b)

Buyer shall prepare and deliver to the Sellers within ninety (90) days after the Closing Date an unaudited consolidated balance sheet of the Acquired Companies as of 11:59 p.m. EST on the Closing Date (as adjusted, if at all, pursuant to Section 1.5(c) and Section 1.5(d), the “Closing Balance Sheet”), which shall also set forth a calculation of Net Working Capital determined from the Closing Balance Sheet (the “Net Working Capital Calculation”) and the amount, if any, by which the Net Working Capital so determined is less than or greater than the Estimated Net Working Capital (the “Adjustment Calculation”). The Closing Balance Sheet, the Net Working Capital Calculation and the Adjustment Calculation shall be prepared in accordance with GAAP using the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions and procedures as were used by the Acquired Companies to prepare the Financial Statements and as set forth on Schedule 1.5(a).

(c)

On or prior to the twenty-fifth (25th) day following Buyer’s delivery of the Closing Balance Sheet, the Net Working Capital Calculation and the Adjustment Calculation, the Sellers may give Buyer a written notice stating in reasonable detail the Sellers’ objections (an “Objection Notice”) to the Closing Balance Sheet or the determination of the Net Working Capital Calculation or the Adjustment Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the reasonable basis therefore. Any determination set forth on the Closing Balance Sheet, the Net Working Capital Calculation or the Adjustment Calculation that is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Sellers do not give Buyer an Objection Notice within such twenty-five (25) day period, then the Closing Balance Sheet, the Net Working Capital Calculation and the Adjustment Calculation will be conclusive and binding upon the Parties and the Net Working Capital Calculation and the Adjustment Calculation set forth with the Closing Balance Sheet will constitute the Net Working Capital Calculation and the Adjustment Calculation for purposes of Section 1.5(b) above.

(d)

Following Buyer’s receipt of any Objection Notice, Sellers and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Sellers and Buyer fail to agree on any of the Sellers’ proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, Sellers and Buyer agree that a mutually acceptable Neutral Accounting Firm (the “Accounting Arbitrator”) shall, within the thirty (30) day period immediately following such failure to agree, make the final determination of the Net Working Capital in accordance with the terms of this Agreement; provided that (i) if the Parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, Buyer and the Sellers shall each select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator and (ii) if any Party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other Party, the Neutral Accounting Firm selected by the other Party shall act as the Accounting Arbitrator. Buyer and the Sellers each shall provide the Accounting Arbitrator with their respective determinations of the Net Working Capital Calculation. The Accounting Arbitrator’s determination of the Net Working Capital Calculation in accordance with this Section 1.5 shall be final and binding on the Sellers and Buyer if such independent determination shall be within the range proposed by Buyer and the Sellers in the Net Working Capital Calculation and the Objection Notice; provided that if the Accounting Arbitrator’s determination of the Net Working Capital is outside of the range proposed by Sellers and Buyer in the Net Working Capital Calculation and the Objection Notice, then the Net Working Capital Calculation that was closer to that of the Accounting Arbitrator shall be final and binding on the Sellers and Buyer. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to those items or amounts in the Closing Balance Sheet, the Net Working Capital Calculation or the Adjustment Calculation to which the Sellers objected in the Objection Notice and whether the Closing Balance Sheet or such calculation(s) were done in accordance with GAAP using the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or level of prudence used by the Acquired Companies to prepare the Financial Statements, and whether there were mathematical errors in the calculation of the Net Working Capital Calculation, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. The fees, costs and expenses of the Accounting Arbitrator shall be paid by the Party whose Net Working Capital Calculation was different by the greater amount from that of the final determination of the Accounting Arbitrator.

3

(e)

Subject to Section 1.8, if there was no adjustment to the Closing Payment pursuant to Section 1.5(a), and, following the final determination of the Net Working Capital Calculation pursuant to this Section 1.5:

(i) the Target Net Working Capital Floor exceeds the Net Working Capital Calculation, then Buyer shall receive from the Sellers, by wire transfer of immediately available funds an amount equal to the amount by which the Target Net Working Capital Floor exceeds the Net Working Capital Calculation;

(ii) the Net Working Capital Calculation exceeds the Target Net Working Capital Ceiling, then Buyer shall pay to the Sellers (based on each Seller’s Pro Rata Share) by wire transfer of immediately available funds an amount equal to the amount by which the Net Working Capital Calculation exceeds the Target Net Working Capital Ceiling; and

(iii) the Net Working Capital Calculation is equal to or less than the Target Net Working Capital Ceiling and equal to or greater than the Target Net Working Capital Floor, there shall be no adjustment owing pursuant to this Section 1.5(e).

(f)

Subject to Section 1.8, if there was an adjustment that increased the Closing Payment pursuant to Section 1.5(a), and, following the final determination of the Net Working Capital Calculation pursuant to this Section 1.5:

(i) the Estimated Net Working Capital exceeds the Net Working Capital Calculation, then Buyer shall receive from the Sellers, by wire transfer of immediately available funds an amount equal to (A) the amount by which the Estimated Net Working Capital exceeds the greater of (1) the Net Working Capital Calculation or (2) the Target Net Working Capital Ceiling, plus (B) the amount, if any, by which the Target Net Working Capital Floor exceeds the Net Working Capital Calculation;

4

(ii) the Net Working Capital Calculation exceeds the Estimated Net Working Capital, then Buyer shall pay to the Sellers (based on each Seller’s Pro Rata Share) by wire transfer of immediately available funds an amount equal to the amount by which the Net Working Capital Calculation exceeds the Estimated Net Working Capital; and

(iii) the Net Working Capital Calculation is equal to the Estimated Net Working Capital, there shall be no adjustment owing pursuant to this Section 1.5(f).

(g)

Subject to Section 1.8, if there was an adjustment that decreased the Closing Payment pursuant to Section 1.5(a), and, following the final determination of the Net Working Capital Calculation pursuant to this Section 1.5:

(i) the Estimated Net Working Capital exceeds the Net Working Capital Calculation, then Buyer shall receive from the Sellers, by wire transfer of immediately available funds an amount equal to the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Calculation;

(ii) the Net Working Capital Calculation exceeds the Estimated Net Working Capital, then Buyer shall pay to the Sellers (based on each Seller’s Pro Rata Share) by wire transfer of immediately available funds an amount equal to (A) the amount by which the lesser of (1) the Net Working Capital Calculation or (2) the Target Net Working Capital Floor, exceeds the Estimated Net Working Capital, plus (B) the amount, if any, by which the Net Working Capital Calculation exceeds the Target Net Working Capital Ceiling; and

(iii) the Net Working Capital Calculation is equal to the Estimated Net Working Capital, there shall be no adjustment owing pursuant to this Section 1.5(g).

(h)

Any amount owing pursuant to Section 1.5(e), Section 1.5(f) or Section 1.5(g) shall include interest on the amount owing at the Prime Rate (as of the Closing Date) compounded daily from the Closing Date to and including the date of payment.

(i)

Any adjustment amount due under this Section 1.5 shall be paid pursuant to Section 1.8. The Parties shall treat any payments made pursuant to this Section 1.5 as an adjustment to the Closing Payment and the Purchase Price for all purposes.

1.6

Cash Adjustment. The Closing Payment shall be adjusted upward on a dollar-for-dollar basis by the amount of any Cash held by the Acquired Companies as of the Closing Date as set forth below:

(a)

Within three (3) Business Days prior to the Closing, the Sellers shall prepare and deliver to Buyer a certificate that contains a good faith and reasonable best estimate of the Cash of the Acquired Companies as of the close of business on the Closing Date (collectively, the “Estimated Closing Date Cash”), which Estimated Closing Date Cash shall be prepared using the same methodologies provided for in Section 1.5(a). The Closing Payment payable to the Sellers at the Closing pursuant to Section 1.4 shall be increased by an amount equal to the Estimated Closing Date Cash.

5

(b)

The Estimated Closing Date Cash shall be reconciled after the Closing Date using the same methodologies provided for in Section 1.5(b) to determine the actual Cash as of the Business Day before the Closing Date (the “Closing Date Cash Calculation”).

(c)

The mechanisms for dispute resolution provided for in Section 1.5 shall also govern any dispute as to the Closing Date Cash Calculation.

(d)

Subject to Section 1.8, if the Estimated Closing Date Cash exceeds the Closing Date Cash Calculation, then Buyer shall have the right to be paid an amount equal to the full amount by which the Estimated Closing Date Cash exceeds the Closing Date Cash Calculation, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment.

(e)

Subject to Section 1.8, if the Closing Date Cash Calculation exceeds the Estimated Closing Date Cash, then Buyer shall pay to Sellers in proportion to their Pro Rata Shares by wire transfer of immediately available funds an amount equal to the amount by which the Closing Date Cash Calculation exceeds the Estimated Closing Date Cash, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including date of payment.

(f)

Any adjustment amount due under this Section 1.6 shall be paid pursuant to Section 1.8. The Parties shall treat any payments made pursuant to this Section 1.6 as an adjustment to the Closing Payment and the Purchase Price for all purposes.

1.7

Debt Adjustment. The Closing Payment shall be adjusted downward on a dollar-for-dollar basis by the amount of any Indebtedness of the Acquired Companies as of the Business Day before the Closing Date as set forth below; provided, however, that any Indebtedness of the Acquired Companies satisfied by the Sellers or the Acquired Companies prior to the Closing shall not constitute “Indebtedness” for purposes of this Section 1.7:

(a)

Within three (3) Business Days prior to the Closing, the Sellers shall prepare and deliver to Buyer a certificate of the Company that contains a good faith and reasonable best estimate of the Indebtedness of the Acquired Companies as of the close of business on the Closing Date (collectively, “Estimated Closing Date Debt”), which Estimated Closing Date Debt shall be prepared using the same methodologies provided for in Section 1.5(a). The Closing Payment payable to the Sellers at the Closing pursuant to Section 1.4 shall be decreased by an amount equal to the Estimated Closing Date Debt.

(b)

The Estimated Closing Date Debt shall be reconciled after the Closing Date using the same methodologies provided for in Section 1.5(b) to determine the actual Indebtedness as of the Closing Date (the “Closing Date Debt Calculation”).

(c)

The mechanisms for dispute resolution provided for in Section 1.5 shall also govern any dispute as to the Closing Date Debt Calculation.

6

(d)

Subject to Section 1.8, if the Closing Date Debt Calculation exceeds the Estimated Closing Date Debt, then Buyer shall have the right to be paid an amount equal to the full amount by which the Closing Date Debt Calculation exceeds the Estimated Closing Date Debt, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment.

(e)

Subject to Section 1.8, if the Estimated Closing Date Debt exceeds the Closing Date Debt Calculation, then Buyer shall pay to Sellers in proportion to their Pro Rata Shares by wire transfer of immediately available funds an amount equal to the amount by which the Estimated Closing Date Debt exceeds the Closing Date Debt Calculation, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including date of payment.

(f)

Any adjustment amount due under this Section 1.7 shall be paid pursuant to Section 1.8. The Parties shall treat any payments made pursuant to this Section 1.7 as an adjustment to the Closing Payment and the Purchase Price for all purposes.

(g)

The Sellers shall deliver to Buyer all appropriate payoff letters and shall make arrangements reasonably satisfactory to Buyer to deliver all applicable UCC-3 termination statements, applications of discharge from the Latvian Commercial Pledges Registry or other documents evidencing the termination of all Liens held by the lenders under the Indebtedness, all in form and substance reasonably acceptable to Buyer.

1.8

Limitation on Adjustments.

(a)

. Notwithstanding anything to the contrary in Section 1.5 through Section 1.7, the Parties agree that the reconciliation amounts due from Buyer to the Sellers and from the Sellers to Buyer pursuant to Section 1.5 through Section 1.7 hereof shall be aggregated and offset one against the other such that only Buyer, on the one hand, or the Sellers, on the other hand, shall be required to make payment to the other Party hereunder. Final amounts due under Section 1.5 through Section 1.7 shall be paid no later than five (5) Business Days following the final determination of all such amounts and the aggregation thereof. If payment is owing to Buyer under this Section 1.8, and such payment is not made (in whole or in part) when due in accordance with the immediately preceding sentence, Buyer may elect, by delivering written notice to the Sellers, that any such unpaid amount shall be paid by deemed prepayment of principal (together with all accrued but unpaid interest thereon) under the Buyer Note of an amount equal to such unpaid amount.

1.9

Seller Closing Documents. At the Closing, the Sellers shall deliver to Buyer the following:

(a)

the stock certificates representing the Common Stock held by the Sellers, endorsed in blank or accompanied by duly executed assignment documents;

(b)

a certified copy of the certificate of incorporation (and each amendment thereto) of the Company from the Secretary of State of the State of New York;

(c)

the resignations of all of the directors and officers of each Acquired Company, effective as of the Closing;

7

(d)

a certificate, dated not more than ten (10) Business Days prior to the Closing, as to the good standing of the Company from the Secretary of State of New York;

(e)

a list of employees terminated by any Acquired Company in the ninety (90) days preceding the Closing pursuant to Section 5.14 hereof;

(f)

appropriate payoff letters or other documents evidencing the termination of Liens pursuant to Section 1.7(g) hereof;

(g)

a consulting agreement or employment agreement executed by each of the Sellers, in form and substance acceptable to Buyer in the exercise of good faith;

(h)

any approvals or consents of Government Entities and third parties as set forth on Schedule 1.9(h);

(i)

evidence reasonably satisfactory to Buyer that the Lease Agreement, No. S-114/04, for non-residential premises located at JSC “Dambis” address 24a, Building 31, Ganibu Dambis, Riga, dated as of December 10, 2004, between JSC “Dambis” and the Subsidiary, as amended thereafter, has been registered in the Latvian Land Registry; and

(j)

all other documents, certificates, instruments or writings required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

1.10

Buyer Closing Documents. At the Closing, Buyer shall deliver to the Sellers the following:

(a)

wire transfers representing each Seller’s Pro Rata Share of the Closing Payment determined in accordance with Section 1.4, as adjusted pursuant to Section 1.5 through Section 1.8;

(b)

a copy of the resolutions duly adopted by the board of directors and the stockholders of Buyer authorizing Buyer’s execution, delivery and performance of each Transaction Document to which Buyer is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of Buyer, by an officer of Buyer (which such certification shall include a representation as to the incumbency and signatures of the officers of Buyer executing the Transaction Documents);

(c)

a certificate, dated not less than ten (10) Business Days prior to the Closing, from the Secretary of State of the State of Delaware as to the good standing of Buyer; and

(d)

all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

1.11

Further Actions to be Taken at Closing. Each of the Parties agrees and undertakes to execute and deliver any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, as reasonably requested by the other Party.

8

Article II
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Except as set forth on the Buyer Disclosure Schedule, Buyer hereby represents and warrants to each Seller that as of the date hereof, and as of Closing (except for representations and warranties that speak as of an earlier date or period):

2.1

Organization; Corporate Power and Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been or will be duly authorized by Buyer and, except as set forth on the Buyer Disclosure Schedule, no other corporate proceeding on the part of Buyer will be necessary to authorize the Transaction Documents and the Transactions.

2.2

Binding Effect and Noncontravention.

(a)

Each Transaction Document to which Buyer is a party constitutes, or when executed will constitute, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in an Action or Proceeding at Law or in equity).

(b)

Except as set forth on the Buyer Disclosure Schedule, the execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the charter or bylaws of Buyer; (ii) result in the imposition of any Lien upon any of the properties or assets of Buyer, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any material Contract to which Buyer is a party or by which Buyer is bound; (iii) result in a material breach or violation by Buyer of any of the terms, conditions or provisions of any Law or Order to which Buyer or any of its properties or assets is subject; or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

2.3

Broker Fees. Except as set forth on the Buyer Disclosure Schedule, Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Sellers could become liable or obligated.

2.4

No Litigation. There is no Action or Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or its properties, assets or businesses, or Order to which Buyer is subject which would restrict the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Transaction Documents.

9

2.5

Investment. Buyer is acquiring the Purchased Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Buyer shall not offer to sell or otherwise dispose of the Purchased Shares in violation of any Law applicable to any such offer, sale or other disposition. Buyer acknowledges that (a) the Purchased Shares have not been registered under the Securities Act, or any state securities Laws; (b) there is no public market for the Purchased Shares and there can be no assurance that a public market will develop; and (c) Buyer must bear the economic risk of its investment in the Purchased Shares for an indefinite period of time. Buyer is an “accredited investor” within the meaning of Rule 501 of the Securities Act as presently in effect, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring and holding the Purchased Shares.

2.6

Acknowledgement by Buyer.

(a)

Buyer has conducted its own independent review and analysis of the Evaluation Material, the Acquired Companies, the Business and the assets, Liabilities, results of operations and financial condition of the Acquired Companies, and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Acquired Companies for such purpose and that Buyer and its Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Acquired Companies and to acquire such additional information about the Business and the assets, Liabilities, results of operations and financial condition of the Acquired Companies as Buyer and its Representatives have requested. Buyer is informed and sophisticated participants in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction. With respect to any projection or forecast delivered by or on behalf of the Acquired Companies to Buyer, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts; and (C) they are familiar with each of the foregoing.

(b)

Buyer acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Sellers, their Affiliates or any other Person except as expressly set forth in ARTICLE III or ARTICLE IV (as modified by the Disclosure Schedules). Further, except for the specific representations and warranties expressly made by the Sellers in ARTICLE III or ARTICLE IV (as modified by the Disclosure Schedules), Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Sellers, their Affiliates or any other Person, and acknowledges and agrees that the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by the Sellers, their Affiliates or any other Person.

10

2.7

SEC Documents. Buyer has made available to the Sellers Buyer’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, including the financial statements contained therein, its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2015, December 31, 2015 and March 31, 2016, and its Current Reports on Form 8-K filed since June 30, 2015 (collectively, the “LPTH SEC Documents”). The LPTH SEC Documents were true and complete in all material respects as at their respective dates, did not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Since the filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2015, there has not been any material adverse change in Buyer’s financial condition, results of operations or liabilities not specifically disclosed in the LPTH SEC Documents.

2.8

Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due in the Ordinary Course of Business; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth on the Seller Disclosure Schedule, each Seller, severally and not jointly, hereby represents and warrants to Buyer that as of the date hereof, and as of Closing (except for representations and warranties that speak as of an earlier date or period):

3.1

Power and Authorization. Each Seller has the requisite power, authority and capacity to enter into, deliver and perform his obligations pursuant to each of the Transaction Documents to which such Seller is a party. Each Seller’s execution, delivery and performance of each Transaction Document to which he is a party has been duly authorized by such Seller.

3.2

Binding Effect and Noncontravention.

(a)

Each Transaction Document to which each Seller is a party constitutes, or when executed will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in an Action or Proceeding at Law or in equity).

(b)

Except in the case of clause (iii) pursuant to any Contract that is terminated in connection with Closing, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets of such Seller, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any material Contract to which such Seller is a party or by which such Seller is bound; (ii) result in a material breach or material violation by such Seller of any of the terms, conditions or provisions of any Law or Order to which such Seller or any of its properties or assets is subject; or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

11

3.3

Capital Stock. Each Seller holds of record, owns beneficially and has good and marketable title to all of the Common Stock set forth next to such Seller’s name on Section 4.2 of the Company Disclosure Schedule, free and clear of any and all Liens other than Permitted Liens. No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Common Stock that will survive the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as set forth on the Company Disclosure Schedule, the Sellers hereby jointly and severally represent and warrant to Buyer that as of the date hereof, as of Closing (except for representations and warranties that speak as of an earlier date or period):

4.1

Organization; Qualification; Corporate Power and Authorization. The Company is a corporation duly incorporated and subsisting or in good standing under the Laws of the jurisdiction of its incorporation and the Subsidiary is duly organized and subsisting or in good standing under the Laws of the jurisdiction of its formation. Each Acquired Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or to be in good standing would not result in a Company Material Adverse Change. The Company has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to this Agreement. The Company’s execution and delivery of this Agreement have been duly authorized by the Company and no other corporate proceeding on the part of the Company will be necessary to authorize this Agreement and the consummation of the Transactions.

4.2

Capitalization; Subsidiary.

(a)

The entire authorized capital stock of the Company consists of 200 shares of Common Stock. Except for the Common Stock, there are no other equity or other securities of the Company issued or outstanding. All of the issued and outstanding shares of the Common Stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by the Sellers and are not subject to any preemptive or subscription rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth on the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Common Stock that will survive the Closing Date.

12

(b)

The Sellers have delivered or made available to Buyer true, correct and complete copies of the organizational documents of the Acquired Companies. None of the Acquired Companies is in default under or in violation of any provision of its respective organizational documents.

(c)

Except as set forth on the Company Disclosure Schedule, the Company holds of record, owns beneficially and has good and marketable title to all of the outstanding equity interests of the Subsidiary of the Company. None of the Acquired Companies controls, directly or indirectly, or has any direct or indirect equity participation in any Person other than the Subsidiary.

4.3

Binding Effect and Noncontravention.

(a)

This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in an Action or Proceeding at Law or in equity).

(b)

Except as otherwise set forth in the Company Disclosure Schedule and except, in the case of clause (iv), pursuant to any Contract that is terminated in connection with Closing, the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets of any Acquired Company, (ii) cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Material Contract; (iii) result in a material breach or material violation by an Acquired Company of any of the terms, conditions or provisions of any Law or Order to which an Acquired Company or any of its properties or assets is subject; or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity; provided, however, in the cause of clauses (ii) and (iv), except to the extent (x) that any such acceleration, modification, creation, default, breach, violation or conflict, or failure to obtain any authorization, consent, approval or exemption, will not, individually or in the aggregate, subject the Acquired Companies to any Liability in excess of $75,000, and (y) for Contracts that are terminated in connection with the Closing.

4.4

Financial Statements.

(a)

Attached to the Company Disclosure Schedule are the following financial statements of the Acquired Companies (collectively, the “Financial Statements”):

(i)

the Acquired Companies’ audited balance sheets and related statements of income and cash flows for the years ended December 31, 2014 and 2015 (the “Audited Financial Statements”),

(ii)

the Subsidiary’s audited balance sheets and related statements of income and cash flows for the years ended December 31, 2014 and 2015 (the “Subsidiary Financial Statements”), and

13

(iii)

the Acquired Companies’ unaudited consolidated balance sheets and related statements of income and cash flows as prepared by management for June 30, 2016 (the “Interim Financial Statements”).

(b)

Each of the Audited Financial Statements and the Interim Financial Statements (including the notes thereto, as applicable) has been prepared in accordance with GAAP, consistently applied, and fairly presents in all material respects the consolidated financial condition of the Acquired Companies, taken as a whole, as of the respective dates thereof and the results of the Acquired Companies’ operations for the periods specified, except as disclosed therein; provided that (i) the Financial Statements do not contain all footnotes required under GAAP and (ii) the Acquired Companies’ unaudited consolidated balance sheets and related statements of income and cash flows as prepared by management for June 30, 2016 are subject to normal year-end audit adjustments; provided, further, that the Subsidiary Financial Statements were prepared in accordance with the International Financial Reporting Standards and, in connection with the Transactions, have been converted to GAAP.

(c)

Except as set forth on the Company Disclosure Schedule, the Subsidiary Financial Statements have been prepared in accordance with the International Financial Reporting Standards (and the interpretations thereto, as promulgated by the International Accounting Standards Board), consistent with the past practices of the Subsidiary and present fairly in all material respects the financial position of the Subsidiary as of the respective dates thereof.

4.5

Events Subsequent to the Latest Balance Sheet. Except as set forth in the Latest Balance Sheet, there has not been any Company Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on the Company Disclosure Schedule or in the Latest Balance Sheet, since the date of the Latest Balance Sheet:

(a)

the Acquired Companies have not incurred any material obligations required by GAAP, consistently applied, to be reflected or reserved against on a balance sheet of the Acquired Companies;

(b)

the Acquired Companies have not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

(c)

the Acquired Companies have not entered into any agreement, lease, or license (or series of related agreements, leases, and licenses) either involving more than $75,000 or outside the Ordinary Course of Business;

(d)

the Acquired Companies have not entered into, committed itself to, or completed, any transaction with any Seller or any of their Affiliates outside the Ordinary Course of Business, or at other than arm’s length terms;

(e)

the Acquired Companies have not accepted liability for any Liability of any Seller or any of their Affiliates, or provided any guarantee or other commitment in favor of any Seller or any of their Affiliates;

14

(f)

no Person (including the Acquired Companies) has accelerated, terminated, modified, or cancelled any agreement, lease, or license (or series of related agreements, leases, and licenses) to which an Acquired Company is a party or by which it is bound either involving more than $75,000 or outside the Ordinary Course of Business;

(g)

no Lien (other than Permitted Liens) has been imposed upon any of the assets, tangible or intangible of an Acquired Company;

(h)

the Acquired Companies have not made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the Ordinary Course of Business;

(i)

the Acquired Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $75,000 or outside the Ordinary Course of Business;

(j)

the Acquired Companies have not issued any debt security or created, incurred, assumed, or guaranteed any Indebtedness either involving more than $75,000 or outside the Ordinary Course of Business;

(k)

the Acquired Companies have not (i) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business, (ii) accelerated the collection of accounts receivable outside the Ordinary Course of Business, (iii) materially increased its inventory levels outside the Ordinary Course of Business or (iv) materially increased any reserve on its balance sheet;

(l)

the Acquired Companies have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the Ordinary Course of Business;

(m)

the Acquired Companies have not granted any license, sublicense or assignment of any rights under or with respect to any Intellectual Property Rights or has not granted any consents or permission to use or entered into any coexistence agreement with respect to any Intellectual Property Rights, in each case outside the Ordinary Course of Business;

(n)

there has been no amendment, modification or other change made or authorized in any of the organizational documents of the Acquired Companies;

(o)

the Acquired Companies have not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in an amount in excess of $75,000;

(p)

the Acquired Companies have not made any loan in excess of $7,500, to, or entered into any other transaction with, any of its shareholders, officers, directors or employees outside the Ordinary Course of Business;

15

(q)

the Acquired Companies have not entered into any employment contract or collective bargaining agreement, written or oral, or modified any existing such contract nor made any other change in employment terms for any of its shareholders, officers, directors or employees outside the Ordinary Course of Business;

(r)

the Acquired Companies have not granted any material increase in the base compensation of any of its shareholders, officers, directors or employees outside the Ordinary Course of Business; or

(s)

the Acquired Companies have not adopted, amended, modified, or terminated any Employee Plan, Employee Benefit Arrangement or any material Contract for the benefit of any of its shareholders, officers, directors or employees.

4.6

Undisclosed Liabilities; Indebtedness. No Acquired Company has any Liability (and, to the Knowledge of the Sellers, there is no basis for any present or future Action or Proceeding against an Acquired Company giving rise to any material Liability), except for (a) Liabilities reflected in the Financial Statements and (b) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law).

4.7

Title to and Sufficiency of Assets. Except as set forth on the Company Disclosure Schedule, the Acquired Companies have good and valid title to, or a valid leasehold interest in, the assets used by them, located on any premises of the Acquired Companies or elsewhere, reflected on the Latest Balance Sheet or acquired since the date thereof (other than assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet or assets permitted to be distributed to the Sellers or their Affiliates prior to the Closing pursuant to this Agreement), free and clear of any and all Liens other than Permitted Liens. Neither Seller nor any Affiliate of any Seller (other than the Acquired Companies) owns any material assets or rights used in the business of the Acquired Companies. The Acquired Companies have rights to all material assets, tangible and intangible, of any nature whatsoever, necessary to operate its business in the manner presently operated by them.

4.8

Compliance with Laws.

(a)

Except with regard to the tax matters addressed in Section 4.9, environmental matters addressed in Section 4.10, employee and labor relations matters addressed in Section 4.14, employee benefit matters addressed in Section 4.15, government contract matters addressed in Section 4.16, export control matters addressed in Section 4.17 and product warranty matters discussed in Section 4.23, each of the Acquired Companies has complied, in all material respects, with all Laws and Orders applicable to the Business. None of the Acquired Companies has received written (or, to the Knowledge of the Sellers, oral) notice alleging any violations of applicable Laws within the twelve (12) month period prior to the date hereof.

(b)

The Acquired Companies hold all Permits that are material to their business. All such Permits have been duly obtained and are valid and in full force and effect and have been listed in the Company Disclosure Schedule. There is no pending, or to the Knowledge of the Sellers, threatened, Action or Proceeding to revoke, terminate, cancel, suspend, revise or otherwise declare any such Permit invalid. Neither of the Acquired Companies has violated any such Permits in any material respect. The consummation of the transactions contemplated hereby will not result in the termination, cancellation, suspension, restriction or violation of any material Permit.

16

4.9

Tax Matters.

(a)

The Acquired Companies have filed (or will have filed) all applicable Tax Returns that they were required to file on or before the Closing Date and have paid all Taxes shown thereon as owing, or have adequately provided for such Taxes on the Financial Statements. All such Tax Returns were true, correct and complete in all material respects. Except as set forth on the Company Disclosure Schedule, the Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return that has continuing effect. Except as set forth on the Company Disclosure Schedule, during the five (5) year period prior to the date hereof, no deficiencies for any Tax have been proposed in writing by any Tax authority against the Acquired Companies. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Acquired Companies (other than Permitted Liens).

(b)

There is no material dispute or claim concerning any Tax Liability of the Acquired Companies either (i) claimed or raised by any Tax authority in writing or (ii) to the Knowledge of the Sellers, based upon personal contact with any agent of such Tax authority.

(c)

The Sellers have made available to Buyer true and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Acquired Companies since December 31, 2012. Except as set forth on the Company Disclosure Schedule, none of the Acquired Companies has been subject to an audit or administrative, judicial, or other proceeding relating to Taxes.

(d)

The Acquired Companies are not a party to any tax allocation or sharing agreement.  To the Knowledge of the Sellers, the Acquired Companies have not been a member of an Affiliated Group filing a consolidated federal Tax Return.

(e)

Except as set forth on the Company Disclosure Schedule, the Acquired Companies have not agreed to make, nor are any of them required to make, any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local or foreign Law) by reason of a change in accounting method or otherwise, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.  The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

17

(f)

None of the Acquired Companies has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(g)

The Acquired Companies have complied in all material respects with all obligations to withhold Taxes and have withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and paid over to the proper Tax authority all amounts required to have been withheld and paid over under the applicable Tax laws.

(h)

None of the Acquired Companies has made any payments, is obligated to make any payments, and is a party to any Contract that could obligate it to make any payments that will not be deductible under Code Sections 280G as a result of the consummation of the transactions contemplated by this Agreement.

(i)

The Acquired Companies have not engaged in any transaction identified as a “reportable transaction” for purposes of Section 1.6011-4(b) of the treasury regulations promulgated under the Code.

(j)

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.9 are the sole representations and warranties with respect to tax matters of the Acquired Companies.

4.10

Environmental Matters.

(a)

The Acquired Companies are, and during the five (5) year period prior to the date hereof have been, in compliance in all material respects with all applicable Environmental Laws. Without limiting the generality of the foregoing, the Acquired Companies have obtained, and are, and during the five (5) year period prior to the date hereof have been, in compliance, in all material respects, with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business and all such Permits are valid and in full force and effect. All such Permits required under any Environmental Laws are listed in the Company Disclosure Schedule and true, correct and complete copies of such Permits have been delivered to Buyer.

(b)

None of the Acquired Companies has received written (or, to the Knowledge of the Sellers, oral) notice of any violations of applicable Environmental Laws relating to the operation of the Business. There are no claims arising under or related to applicable Environmental Laws (“Environmental Claims”) pending or, to the Knowledge of the Sellers, threatened against any of the Acquired Companies or against any Person whose liability for any Environmental Claim has been retained or assumed by any Acquired Company or any real property which any Acquired Company owns, leases or operates.

(c)

No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials in a manner that has given rise to any Environmental Claim. There are no underground storage tanks on the facilities operated by the Acquired Companies.

18

(d)

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.10 are the sole representations and warranties with respect to environmental matters of the Acquired Companies.

4.11

Intellectual Property.

(a)

Except as set forth on the Company Disclosure Schedule, each Acquired Company is the sole owner or has the right to use pursuant to license, sublicense, agreement, or permission on the basis of license agreements all Intellectual Property Rights necessary for the operation of its business as it is currently conducted. None of the Company Intellectual Property Rights are licensed to an Acquired Company by any Seller or any of its Affiliates and none is licensed by an Acquired Company to any Seller or any of its Affiliates. All issuance, renewal, maintenance and other fees and payments that are or have become due with respect to Company Intellectual Property Rights on or prior to the Closing have been timely paid by or on behalf of the Company, or accrued for in the Financial Statements.

(b)

To the Knowledge of the Sellers, no Acquired Company has interfered with, infringed upon or misappropriated any Intellectual Property Rights of third parties. No Acquired Company has received in the last five (5) years any written (or, to the Knowledge of the Sellers, oral) charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that an Acquired Company must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon or misappropriated any Intellectual Property Rights of an Acquired Company.

(c)

The Company Disclosure Schedule sets forth a true and complete list of all: (i) each patent or registration that has been issued to an Acquired Company, each pending patent application or application for registration which an Acquired Company has made, (ii) each trade name and unregistered trademark, service mark, trade dress and logo owned and/or used by an Acquired Company, (iii) each copyright and all applications, registrations and renewals in connection with any copyright owned and/or used by an Acquired Company, (iv) any other Intellectual Property Right owned and/or used by an Acquired Company that is registered or pending registration anywhere in the world, (v) each license, assignment, Contract, consent or other permission that an Acquired Company has granted to any third party with respect to its Intellectual Property Rights (together with any exceptions) and (vi) all material Intellectual Property Right licenses, assignments, Contracts, consents or other permissions granted to an Acquired Company relating to the Intellectual Property Rights of any third party (other than off-the-shelf software with a total annual replacement cost and/or license fee of less than $25,000), and identifies the owner thereof. The Acquired Companies have no such patents, registrations, applications, licenses, assignments, Contracts, or permissions (as amended to date), or any other written documentation evidencing ownership and prosecution of each such item. With respect to each item of Intellectual Property Rights used by an Acquired Company and except as disclosed in the Company Disclosure Schedule:

(i)

the item is valid, subsisting, enforceable and in full force and effect;

19

(ii)

(A) with respect to the Company Intellectual Property Rights, the item is not subject to any outstanding Order, and (B) with respect to the Intellectual Property Rights licensed by an Acquired Company, to the Knowledge of the Sellers, the item is not subject to any outstanding Order;

(iii)

(A) with respect to the Company Intellectual Property Rights, no Action is pending or, to the Knowledge of the Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and (B) with respect to the Intellectual Property Rights licensed by an Acquired Company, to the Knowledge of the Sellers, no Action is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)

no Acquired Company has indemnified any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than pursuant to contractual protections entered into in the Ordinary Course of Business.

(d)

The Company has taken all commercially reasonable precautions and actions to protect the proprietary nature of each material item of Company Intellectual Property Rights, and to maintain in confidence all material trade secrets and Confidential Information of the Company’s business comprising a part thereof.

(e)

Except as set forth on the Company Disclosure Schedule, no open source materials are currently utilized in any way by an Acquired Company in the development or use of any Intellectual Property Rights owned and/or used by it.

(f)

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.11 are the sole representations and warranties with respect to intellectual property matters of the Acquired Companies.

4.12

Real Estate; Tangible Assets.

(a)

None of the Acquired Companies owns any real property.

(b)

The Company Disclosure Schedule sets forth all real property that each of the Acquired Companies leases or subleases from any other Person (“Leased Real Property”). With respect to each lease and sublease listed on the Company Disclosure Schedule, (i) each of the Acquired Companies (as applicable) has a good and valid leasehold interest, free and clear of any and all Liens other than Permitted Liens and (ii) each lease or sublease is the legal, valid, binding and enforceable obligation of the applicable Acquired Company and is in full force and effect. The Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and provides a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property. True, correct and complete copies of all such leases have been delivered to Buyer.

(c)

No Acquired Company is party to any Contract that would provide any Person (other than the Acquired Companies) the contractual right to use or occupy, and no Person (other than the Acquired Companies) is using or occupying, any portion of the Leased Real Property.

20

(d)

All facilities located on the Leased Real Property (i) have received all approvals of Government Entities (including Permits) required in connection with the ownership or operation thereof, (ii) have been operated and maintained in accordance with applicable Laws in all material respects, and (iii) to the Knowledge of the Sellers, are in compliance with all applicable zoning and building Laws.

(e)

No real estate other than the Leased Real Estate is currently used by the Acquired Companies to conduct their business as conducted on the date hereof or on the Closing Date. The Leased Real Estate, and the buildings and other fixtures thereon, have been properly maintained in all material respects, are in good order and repair (normal wear and tear excepted), are fit for the intended use and are in a condition adequate to conduct the business of the Acquired Companies as currently conducted.

(f)

Each tangible asset of the Acquired Companies has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and is located at the Leased Real Property.

4.13

Litigation. There is no (a) outstanding Order to which an Acquired Company or any of its assets or property are subject, (b) Action or Proceeding pending or, to the Knowledge of the Sellers, threatened against any of the Acquired Companies by or before any Government Entity, or (c) Action or Proceeding pending or, to the Knowledge of the Sellers, threatened against any of the Acquired Companies which would give rise to any right of indemnification on the part of any officer, manager, employee or agent of any Acquired Company.

4.14

Employee and Labor Relations.

(a)

The Company Disclosure Schedule sets forth a true and complete list as of June 30, 2016 of (i) the employees employed by the Acquired Companies having an annual base salary in calendar year 2016 of $75,000 or more, and (ii) the rate of all compensation due to be paid by the Acquired Companies to each such employee in calendar year 2016, plus any bonus, contingent or deferred compensation related to calendar year 2016. To the Knowledge of the Sellers, no employee listed on the Company Disclosure Schedule in connection with this Section 4.14(a) has indicated to an Acquired Company an intention to terminate employment with any of the Acquired Companies. No employee listed on the Company Disclosure Schedule in connection with this Section 4.14(a), as of the date of this Agreement is on leave of absence, workers’ compensation, family or medical leave, long or short-term disability or any other type of extended leave, other than holiday, paid time off or sick days taken in the Ordinary Course of Business by any such employee.

(b)

The Acquired Companies have complied in all material respects with all applicable Laws relating to employment practices. Except as set forth on the Company Disclosure Schedule, the Acquired Companies do not have any temporary staffing or similar arrangements.

21

(c)

There has not been pending or existing during the twelve (12) month period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Acquired Companies.

(d)

As of the date of this Agreement, there is no unfair labor practice charge or complaint against the Acquired Companies pending before the National Labor Relations Board or similar governmental agency outside of the United States, and to the Knowledge of the Sellers, no such charge or complaint has been made against the Acquired Companies during the twelve (12) months prior to the date of this Agreement.

(e)

No application or petition for an election of or for certification of a collective bargaining agent relating to the Acquired Companies is pending as of the date of this Agreement.

(f)

There has been no charge of discrimination filed against any Acquired Company with the Equal Employment Opportunity Commission or similar Government Entity during the last twelve (12) months prior to the date of this Agreement.

4.15

Employee Plans.

(a)

The Company Disclosure Schedule sets forth each of the Employee Plans and Employee Benefit Arrangements. The Acquired Companies have made available to Buyer currently effective copies of the Employee Plans and all amendments thereto, together with, where applicable, each Employee Plan’s summary plan description and any summaries of material modifications thereto.

(b)

Neither the Acquired Companies, nor any other Person or entity that, together with the Acquired Companies is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA, has, during the six (6) year period preceding the Closing Date, incurred (i) any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA; (ii) any Liability under Sections 412, 430, 431 or 432 of the Code; or (iii) any Liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c)

None of the Employee Plans or Employee Benefit Arrangements covering the employees of the Acquired Companies provides for medical or death benefits beyond the month of termination of service or retirement, other than (i) coverage mandated by applicable Law; and (ii) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code.

(d)

None of the Employee Plans covering any Business Employee is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”); and neither the Acquired Companies nor any other Person or entity that together with any Acquired Company is treated as a single employer under Section 414(b) or Section 414(c) of the Code or Section 4001 of ERISA, has at any time during the six (6) year period preceding the Closing Date, contributed to or been obligated to contribute to any Multiemployer Plan on behalf of any employees of the Acquired Companies.

22

(e)

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.15 are the sole representations and warranties with respect to employee benefit matters of the Acquired Companies.

4.16

Government Contracts.

(a)

Sellers have delivered or made available to Buyer a correct and complete copy of each active Government Contract entered into by the Company during the two (2) year period prior to the date hereof which has generated or is reasonably expected to generate revenue of over $75,000 per year for either or both of the Acquired Companies, all of which are listed in the Company Disclosure Schedule (as amended to date).

(b)

Except as set forth in the Company Disclosure Schedule, as of the date hereof (i) all representations, warranties and certifications made by the Company with respect to a Government Contract, including all invoices and claims arising therefrom, were proper and accurate in all material respects as of their effective date, and the Company has complied in all material respects with such representations, warranties and certifications; (ii) no Government Entity, prime contractor or higher-tier subcontractor under a Government Contract or any other Person acting on behalf of the foregoing, has provided written notice to the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification; (iii) there are no active Government Contracts pursuant to which the Company has experienced any material cost, schedule, technical or quality problems; (iv)  no Government Contract that is currently active in performance has incurred or currently projects any material losses; (v) no termination for default, notice of potential termination for default, cure notice, show cause notice or other similar written notice has been issued and/or remains unresolved with respect to any Government Contract and, to the Knowledge of the Sellers, no termination for default has been threatened with respect to any Government Contract; and (vi) all of the Government Contracts (A) were legally awarded, (B) are binding on the Acquired Companies and, to the Knowledge of the Seller Parties, the other parties thereto, and (C) are in full force and effect with respect to any Acquired Company, as applicable, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (y) applicable equitable principles (whether considered in a proceeding at Law or in equity).

(c)

Except as set forth in the Company Disclosure Schedule, no consent, approval or authorization of, notification to, or designation, declaration, registration or filing with, any Government Entity or other third party is required to be made or obtained on the part of the Company with respect to the execution or delivery of this Agreement or the consummation of the Transactions.

(d)

The Company maintains systems of internal controls that are in material compliance with all applicable requirements of all of the Government Contracts and all applicable Laws. The Company is not, and has not been, party to any Action or Proceeding regarding any fraud, defective pricing, mischarging, or improper payments on the part of the Company, and the Company has not taken any action nor is a party to any Action or Proceeding that would be reasonably likely to give rise to (i) liability under the False Claims Act or (ii) a claim for price adjustment under the Truth in Negotiations Act.

23

(e)

The Company has not made any mandatory disclosure under Federal Acquisition Regulation (“FAR”) 52.203-13(b)(3)(i) or FAR Part 3, or any voluntary disclosure to any Government Entity with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract. The Company has undertaken the appropriate level of review or investigation, if required, to determine whether the Company is required to make any disclosures to any Government Entity under FAR 52.203-13(b)(3)(i) or FAR Part 3, and, to the Knowledge of the Sellers, there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3)(i) or FAR Part 3.

4.17

Export Control Matters; Trade Regulations.

(a)

Except as set forth on the Company Disclosure Schedule, no Government Entity has communicated with the Company in a manner indicating that the Company is required to register, obtain Permits, or take other actions pursuant to the Trade Regulations in connection with or as a result of work performed by the Company or other Persons under the direction or supervision of the Company.

(b)

Except as set forth on the Company Disclosure Schedule, the Company has not registered, obtained any Permits, or taken any other actions pursuant to the Trade Regulations.

(c)

To the Knowledge of the Sellers, the operations of the Company are, and have at all times been, in compliance in all material respects with all Trade Regulations, and the operations of the Company are, and have at all times been, in compliance in all material respects with all applicable foreign Laws, statutes, regulations, executive orders, rules, codes, or ordinances relating to the import or export of goods, technology, or services or trading embargoes or restrictions. Consummation of the Transactions will not require re-transfer or other authorizations to be issued under any such Laws.

4.18

Affiliate Transactions. Except as set forth on the Company Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of any of the Acquired Companies or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person owns any beneficial interest, is a party to any Contract with any of the Acquired Companies or has any material interest in any material assets or property used by the Acquired Companies.

24

4.19

Insurance. The Company Disclosure Schedule sets forth a list of each insurance policy currently maintained by the Acquired Companies with respect to their respective properties, assets and business, which such policies are in full force and effect. Such policies are issued in such types and amounts and covering such risks as are commercially reasonable. Sellers have delivered or made available to Buyer a correct and complete copy of each such policy. With respect to each such insurance policy, except as set forth on the Company Disclosure Schedule: (i) it is the legal, valid, binding and enforceable obligation of the applicable Acquired Company, and in full force and effect; (ii) the consummation of the transactions contemplated hereby will not result in such insurance policy ceasing to be legal, valid, binding, enforceable, and in full force and effect; (iii) neither any Acquired Company nor, to the Knowledge of the Sellers, any other party thereto is in breach or default (including with respect to the payment of premiums or giving of notices), and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, thereof; and (iv) no Acquired Company has received a written (or, to the Knowledge of the Sellers, oral) notice of cancellation or notice of failure to renew any insurance policy or refusal of coverage thereunder or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. The Company does not self-insure and has not self-insured in the five (5) year period prior to the date hereof.

4.20

Contracts.

(a)

The Company Disclosure Schedule sets forth as of the date of this Agreement each of the following Contracts of the Acquired Companies (collectively, the “Material Contracts”):

(i)

pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii)

collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)

management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $75,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(iv)

contract or agreement involving any Government Entity which involves consideration in excess of $75,000 annually or not in the ordinary course of Business;

(v)

agreement or indenture relating to borrowed money or other indebtedness or to mortgaging or pledging any material asset;

(vi)

contract or agreement which involves consideration in excess of $75,000 annually between any Acquired Company and any of the 10 largest suppliers and the 10 largest customers of the Acquired Companies (in each case as measured by dollar volume of business during the 2015 calendar year);

(vii)

lease or agreement under which any Acquired Company is: (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $75,000 per year; or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Acquired Companies;

25

(viii)

any Contract concerning exclusivity, non-competition or non-solicitation (excluding standard employee confidentiality agreements and excluding non-solicitation provisions in Contracts entered into in the Ordinary Course of Business); and

(ix)

contract or agreement which involves consideration in excess of $75,000 annually and not in the Ordinary Course of Business (other than those agreements required to be disclosed or excepted pursuant to clauses (i) through (viii) above).

(b)

The Acquired Companies have made available to Buyer true and complete copies of all of the written Material Contracts. With respect to each Material Contract, as of the date of this Agreement, (i) such Material Contract is legal, valid, binding, enforceable, and in full force and effect with respect to any Acquired Company, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at Law or in equity); (ii) no Acquired Company is in material breach or default under any Material Contract; and (iii) to the Knowledge of the Sellers, no other party to any Material Contract is in material breach or material default thereof.

4.21

Broker Fees. Except as set forth on the Company Disclosure Schedule with respect to fees payable to KippsDeSanto & Co., which shall constitute Closing Costs paid by the Sellers at the Closing, neither the Sellers nor any of the Acquired Companies has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer could become liable or obligated.

4.22

Inventory. All inventory of the Acquired Companies consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Liens except Permitted Liens, and no inventory is held on a consignment basis.

4.23

Product Warranties. Each of the products sold and services provided by the Acquired Companies meets, in all material respects, all applicable standards for quality and workmanship prescribed by Law. No warranty claims outside the Ordinary Course of Business have been made within the five (5) year period prior to the date hereof against any of the Acquired Companies in connection with the Business. There exists no pending or, to the Knowledge of the Sellers, threatened Proceeding alleging product liability or warranty claims by or before any court or Government Entity relating to any product or service alleged to have been distributed, completed or sold by any Acquired Company.

26

4.24

Accounts Receivable. All accounts receivable that are reflected on the Financial Statements and the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course of Business. To the Knowledge of the Sellers, there is no contest, claim, defense or right of setoff with regard to any such account receivable. To the Knowledge of the Sellers, no Acquired Company has received any payments from customers or other third parties who have declared bankruptcy or had insolvency Actions instituted against it or will declare bankruptcy or have insolvency Actions instituted against it, within the applicable preference period under applicable Law.

4.25

Disclaimer of the Acquired Companies. Except as otherwise specifically provided in ARTICLE III or this ARTICLE IV (as modified by the Disclosure Schedules), the Purchased Shares are being acquired WITHOUT ANY OTHER EXPRESSED OR IMPLIED WARRANTY and neither the Sellers, the Acquired Companies nor any directors, managers, partners, officers, employees, equityholders, optionholders, agents, Affiliates or Representatives thereof, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at Law or in equity, with respect to the Sellers, the Acquired Companies, the Business or the assets, Liabilities, results of operations or financial condition of the Acquired Companies, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or any other information provided to Buyer or any of its Affiliates or Representatives pursuant to the Confidentiality Agreement or as to the future sales, revenue, profitability or success of the Business, or any representations or warranties arising from statute or otherwise in Law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed by the Sellers.

Article V
COVENANTS AND OTHER AGREEMENTS

5.1

Conduct of Business. From and after the date hereof and prior to the Closing Date, and except (i) as required by Law (provided, that any Party availing itself of such exception must first consult with the other Party), (ii) as may be agreed in writing by the Sellers and Buyer, or (iii) as expressly contemplated by the Transaction Documents:

(a)

The Sellers and the Company covenant and agree with Buyer that the Business shall be conducted only in, and that the Acquired Companies shall not take any action except in, the Ordinary Course of Business; and subject to the terms of this Agreement, the Company and the Sellers agree with Buyer to, and the Sellers agree to cause the Company to, (i)  use reasonable efforts to preserve intact the business organizations and goodwill of the Acquired Companies and maintain their assets and properties in good operating condition, repair and continued maintenance, (ii) pay or perform its material Liabilities when due, (iii) use commercially reasonable efforts to retain the services of the officers and key employees of the Acquired Companies and maintain the relationships and goodwill of the Acquired Companies with their respective customers and suppliers and others with which it has business relationships, (iv) comply with applicable Laws, and (v) maintain insurance coverage consistent with the Ordinary Course of Business.

(b)

The Sellers and the Company agree that between the date hereof and the Closing Date, except as contemplated by the Transaction Documents or to facilitate the consummation of the transactions contemplated thereunder, the Sellers and the Company shall not permit the Acquired Companies to:

27

(i)

split, combine, redeem, repurchase or reclassify any of the Acquired Companies’ capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Acquired Companies’ capital stock, or grant any options or grant any depositary receipts for shares of the Acquired Companies’ capital stock;

(ii)

except as required pursuant to existing employment agreements or Employee Plans or Employee Benefit Arrangements in effect prior to the execution of this Agreement, or as otherwise required by Law, (A) materially increase the compensation, severance or other benefits payable or to become payable to the directors, officers or employees, or former employees of any of the Acquired Companies, or (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of any of the Acquired Companies, or any of their beneficiaries;

(iii)

enter into or make any loans to any of the officers, directors, employees, agents or consultants of any of the Acquired Companies or any Affiliates of any such Persons (other than loans or advances in the Ordinary Course of Business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Employee Plan or Employee Benefit Arrangement in effect prior to the execution of this Agreement;

(iv)

materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP or applicable Law;

(v)

authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or material acquisitions of assets (other than the purchase of inventory in the Ordinary Course of Business) or securities;

(vi)

adopt any amendments to the organizational documents of any Acquired Company;

(vii)

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of an Acquired Company or any securities convertible into or exchangeable for any such shares;

(viii)

incur, assume, guarantee, or otherwise become liable for any Indebtedness, except for Indebtedness incurred in the Ordinary Course of Business not in excess of $75,000;

(ix)

form or cause to be formed any other subsidiary;

(x)

make any loans, advances or capital contributions to, or investments in, any other Person (other than in the Ordinary Course of Business);

28

(xi)

sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of, any of its properties or assets, except (A) in the Ordinary Course of Business or (B) pursuant to existing agreements in effect prior to the execution of this Agreement;

(xii)

enter into, modify, amend, terminate or waive any rights under any Material Contract in any material respect outside the Ordinary Course of Business;

(xiii)

settle any Action other than in the Ordinary Course of Business involving solely money damages not in excess of $75,000;

(xiv)

take (or authorize or permit any other Person to take) or suffer any action that would have required disclosure pursuant to Section 4.5 had such action occurred on or prior to the date hereof (but after the date of the Latest Balance Sheet); or

(xv)

authorize, commit to or agree, in writing or otherwise, to take any of the foregoing actions.

5.2

No Solicitation. Each of the Sellers and the Company agrees that, through the earlier of the Closing Date or the termination of this Agreement in accordance with ARTICLE VII, such Party shall not, and such Party shall cause its respective Representatives and Affiliates not to, directly or indirectly (i) solicit, initiate, encourage (including by way of furnishing non-public information), facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any Person any non-public information with respect to, any Alternative Proposal or in response to any inquiries or proposals that would reasonably be expected to lead to any Alternative Proposal, (iii) engage in discussions, negotiations or other communications, or otherwise cooperate in any way, with any Person with respect to any Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.2, (iv) approve, endorse or recommend any Alternative Proposal, or (v) consummate or effect, or enter into any letter of intent, agreement, commitment or similar document providing for, any Alternative Proposal. The Sellers and the Company shall immediately terminate, and shall cause their respective Representatives and Affiliates to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to an Alternative Proposal. The Sellers and the Company shall notify Buyer promptly if any such Alternative Proposal, or any inquiry or other contact with any Person with respect thereto, is made. As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer made by any Person for the direct or indirect acquisition by any Person of any stock or assets of one or both of the Acquired Companies, except for the sale of inventory of an Acquired Company in the Ordinary Course of Business.

29

5.3

Access. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with ARTICLE VII, the Company shall, and the Sellers shall cause the Company to, afford to Buyer and to its Representatives reasonable access during normal business hours, throughout the period from the date hereof until the Closing, to the Acquired Companies’ assets, properties, contracts, commitments, documents, books and records, employees and Representatives, including to permit Buyer and its Representatives to make such inspections as it may reasonably require, and shall use its reasonable best efforts to cause the Representatives of the Sellers and the Acquired Companies to furnish promptly to Buyer or its Representatives such additional data and other information as to the Acquired Companies’ business, assets, property and operations as Buyer or its Representatives may from time to time reasonably request, except that nothing herein shall require the Sellers or the Acquired Companies to disclose any information that, as determined in the reasonable discretion of the Sellers, acting in good faith, (a) would cause a risk of a loss of privilege to the Party disclosing such data or information, or (b) would constitute a violation of applicable Laws, unless such information is disclosed pursuant to a joint defense agreement entered into with Buyer. The information observed or learned of by, or otherwise communicated to, Buyer and its Representatives pursuant to this Section 5.3 shall be subject to Section 5.12.

5.4

Notification of Certain Matters. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with ARTICLE VII, the Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Sellers, result in a Company Material Adverse Change or Seller Material Adverse Change, or, in the case of Buyer, significantly impair or delay the consummation of the transactions contemplated hereby or by any Transaction Document, or (ii) cause any condition set forth in ARTICLE VI to be unsatisfied at any time prior to the Closing Date or incapable of being satisfied or delay or frustrate the Closing in any respect; (b) any Action or Proceeding pending or, to the Knowledge of the Sellers or the Knowledge of Buyer (as the case may be), threatened, which questions or challenges the validity of this Agreement or seeks to enjoin the consummation of the transactions contemplated hereby; or (c) any fact or circumstance that would result in any breach or inaccuracy of any of such Party’s representations and warranties under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (A) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of any party hereto set forth in this Agreement, any Transaction Document, or any certificate or other instrument delivered in connection with the transactions contemplated hereby and the other transactions contemplated hereby or thereby, (B) amend or otherwise affect the Disclosure Schedules hereto, (C) waive any applicable closing condition, or (D) limit or otherwise affect the remedies available hereunder to the party receiving such notice, nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

5.5

Efforts; Regulatory Approvals.

(a)

Each of the Parties agrees to use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary filings, notices, consents, waivers, approvals, authorizations, Permits or Orders from all applicable Government Entities and otherwise to cause each of the conditions to Closing set forth in ARTICLE VI to be satisfied as soon as reasonably practicable. In furtherance and not in limitation of the foregoing, each Party agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Government Entity pursuant to applicable Laws.

30

(b)

Further, and without limiting the generality of the rest of this Section 5.5, each of the Parties shall reasonably cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other of any communication received from or given to any Government Entity or any material communication received from or given to a customer, supplier or other vendor relating to any regulatory approval or review by any Government Entity, and (iii) provide counsel for the other Parties with copies of all correspondence between such Party (and its advisors) with any Government Entity and any other information supplied by such Party and such Party’s Affiliates to a Government Entity or received from such a Government Entity in connection with the transactions contemplated by this Agreement; provided, however, that materials may be withheld or redacted as necessary to comply with contractual arrangements and with applicable Law, and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Government Entity or, in the case of any proceedings by a private party, any other Person, in connection with the transactions contemplated hereby. The Parties shall consult with each other if practicable in advance of any meeting, discussion, telephone call or conference with any Government Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Government Entity or Person, applicable Law or any Contract of the Acquired Companies, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby; provided, however, that a Party may prohibit the other Party from attending any such meeting or conference where commercially sensitive or privileged information may be discussed.

(c)

Each Party shall not, and shall cause each of its respective Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the Parties from obtaining (or cause delay in obtaining) any necessary approvals or clearances of any Government Entity required for the transactions contemplated hereby, from performing its covenants and agreements under this Agreement, or from consummating the transactions contemplated hereby. Each Party and its respective Affiliates shall not directly or indirectly extend any waiting period under applicable Laws or enter into any agreement to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other Party. Notwithstanding anything contained herein, Buyer shall be under no obligation (i) to sell, divest, license or dispose of any assets or businesses of Buyer (or its Affiliates) or the Acquired Companies, (ii) to enter into any agreement to take or commit to take actions that limit Buyer or its Affiliates’ freedom of action with respect to, or their ability to retain, any of the business, product lines or assets of Buyer (or its Affiliates) or the Acquired Companies, or (iii) to institute or defend any Action or Proceeding, including appeals, asserted in or before any Government Entity by any Party.

31

5.6

Financial Statements. No later than twenty (20) days after the completion of each fiscal month following the date hereof and prior to the Closing Date, the Company shall (and the Sellers shall cause the Company to) deliver to Buyer an unaudited balance sheet of the Acquired Companies as of the last day of such month, together with the related unaudited statements of income, stockholder’s equity and cash flows (including the related notes, if any) in accordance with the format used by the Company for the Interim Financial Statements (the “Monthly Financial Statements”). As used herein, and for purposes of, the representation under Section 4.4 (including for purposes of the “bring down” of such representation) the term “Financial Statements” shall be deemed to include any Monthly Financial Statement delivered pursuant to this Section 5.6.

5.7

Transition. The Sellers will not take any action after the Closing that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Acquired Companies from maintaining the same business relationships with the Acquired Companies after the Closing as it maintained prior to the Closing.

5.8

Noncompetition and Nonsolicitation.

(a)

Each Seller hereby agrees that for a period beginning on the Closing Date and ending three (3) years after the Closing Date, such Seller will not, and will cause its Affiliates not to, at any time directly or indirectly (other than ownership as a passive investor of less than 2% of the voting stock of a company listed on a national stock exchange):

(i)

own, manage, operate, finance, control, act as consultant to or participate in the ownership, management, operation, financing, or control of, or otherwise have an interest in any business that competes, or has the intention of using such Seller or such Affiliate to compete, anywhere in the world, with the Business;

(ii)

sell or solicit the sale of any product or service of any Person in existence or under development that competes with or is intended to compete with any products or services of the Business anywhere in the world; and

(iii)

whether for such Seller’s or its Affiliate’s own account or for the account of any other Person, intentionally interfere with the relationship of the Company with, or endeavor to entice away from any of them, any Person or entity who, during the period of twelve months prior to the Closing Date, is or was a customer, supplier, vendor or client of, and who is engaged in ongoing business with, the Company with respect to the Business.

(b)

Each Seller hereby agrees that for a period of two (2) years from the Closing Date, such Seller will not, and will cause its Affiliates not to, at any time except as expressly permitted by Buyer or its successors or assigns in advance in writing, directly or indirectly, solicit any employee of any Acquired Company as of the Closing Date (the “Restricted Persons”) to leave the employ of Buyer or any of its Affiliates or hire any Restricted Person, or attempt to hire any Restricted Person in any capacity; provided, however, that, the foregoing shall not prohibit (i) a general solicitation to the public by general advertising or similar methods of solicitation (including by search firms) not specifically directed at the Restricted Persons, or (ii) the hiring or solicitation of any Restricted Person who has ceased to be employed by, or provide services to, Buyer or its Affiliates.

32

(c)

If it is judicially determined, in a final, non-appealable judgment, that a Seller or any of its Affiliates has violated any of such Seller’s obligations hereunder, then the period of the covenants contained herein automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred. Each Seller acknowledges and agrees that Buyer’s remedies at law for any breach of any of such Seller’s obligations hereunder would be inadequate, and agree and consent that, in addition to any other relief available to Buyer at law or in equity, temporary and permanent injunctive relief may be granted in a proceeding brought to enforce any provision hereof without the necessity of proof of actual damage or the posting of a bond or other security. The foregoing will not in any way relieve Buyer of the burden of proving that a breach by the Sellers of their respective obligations hereunder occurred. If a court of competent jurisdiction finds the time limits or geographic provisions hereof to be so burdensome as to be unenforceable, then the time and/or geographic limitations will be reduced to such extent as is necessary to enable the court to enforce the intention of the restrictive covenants contained herein.

5.9

Release. Effective as of the Closing, each Seller, on its own behalf and on behalf of its successors, assigns and Affiliates does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each Acquired Company and its Affiliates, successors, assigns and predecessors and their present and former owners, representatives, successors and assigns, individually and collectively, but specifically excluding Buyer (each, a “Released Party”), from, against and with respect to any and all actions, accounts, causes of action, complaints, charges, covenants, contracts, liabilities, obligations, defenses, duties, executions, fees, injuries, interest, judgments, liabilities, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Seller or owners, representatives, successors, assigns and Affiliates ever had or now has, or may hereafter have or acquire, against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including such Seller’s ownership of the shares in the Company or the ownership, operation, business, affairs, management, prospects or financial condition of the Acquired Companies. Notwithstanding the foregoing, (a) this Section 5.9 shall not release any Released Party from any future obligation set forth in this Agreement or any applicable Transaction Documents, and (b) with respect to any Covered Persons, all rights of such Covered Persons expressly provided for in Section 5.16 shall be unaltered, unimpaired and otherwise unaffected by this Section 5.9, and shall remain in full force and effect and are not released or limited, as applicable, hereby.

5.10

Financing Matters.

(a)

The Buyer shall use its good faith efforts to obtain the Financing. In order to assist with Buyer obtaining the Financing, the Sellers shall, and shall cause the Acquired Companies to, at the sole cost and expense of Buyer, provide such reasonable assistance and cooperation as Buyer and its Affiliates and Representatives may reasonably request, including, but not limited to, assistance in the preparation of any offering memorandum or similar document, assisting with initial purchasers or placements agents, making senior management of the Acquired Companies reasonably available for customary “roadshow” presentations and cooperation with prospective lenders in performing their due diligence, entering into customary agreements with underwriters, initial purchasers or placement agents, and entering into other definitive financing documents or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and title documentation.

33

(b)

Buyer shall promptly (i) furnish to the Sellers copies of all written commitment letters, letters of intent, or other agreements in principle with respect to all debt or equity financing reasonably expected to be obtained in connection with the Financing, and (ii) advise the Sellers orally and, if requested by the Sellers, in writing of (A) any significant change in the status of any such financing arrangements, or (B) to the Knowledge of Buyer, any other event which could reasonably be expected to materially delay or prevent the consummation of the Financing. Buyer shall promptly provide the Sellers with copies of any written changes or termination of the commitments described in clause (i) and any written commitments for alternate financing.

5.11

Disclosure Schedule Updates. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedules with respect to any matter hereafter arising or of which the Sellers become aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in ARTICLE VI have been satisfied; provided, however, that if Buyer has the right to, but do not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under ARTICLE VII with respect to such matter.

5.12

Public Announcements; Confidentiality.

(a)

None of the Sellers or Buyer shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by any applicable Law or Order, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Buyer and the Sellers shall jointly agree on the content and substance of all public announcements concerning the Transactions. Notwithstanding the foregoing, the Parties agree that an announcement of the Transactions to the employees shall be made after trading has closed on the Nasdaq Capital Market on a Business Day to be mutually agreed upon by the Sellers and Buyer, and that the Form 8-K and press release associated with the Transactions shall be filed and released prior to the opening of trading on the Nasdaq Capital Market on the following Business Day.

34

(b)

The Parties acknowledge that the information being provided to one another in connection with the Transactions (including the terms and conditions of this Agreement and the other Transaction Documents) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Buyer agrees that it will only use and disclose the Transferred Information disclosed to it by the Acquired Companies and the Sellers in connection with the Transactions or as otherwise permitted by applicable Privacy Laws.

(c)

If Buyer determines based on the advice of counsel that it is required by applicable Law to file the Disclosure Schedules, Buyer shall submit a confidential treatment request under Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act with respect to any information reasonably identified by Sellers as sensitive and confidential. To the extent such treatment is denied by the SEC, Buyer shall be permitted to file the Disclosure Schedules without any redaction which has been so denied.

5.13

Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party Action or Proceeding in connection with (a) the Transactions; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Acquired Companies or the Sellers, Buyer agrees to (i) cooperate with the contesting or defending party and its counsel; (ii) make available any employee then employed by Buyer to provide testimony, to be deposed, to act as witnesses and to assist counsel; and (iii) provide access to the books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

5.14

Employee Matters.

(a)

For a period of ninety (90) days after the Closing Date, Buyer shall not terminate Business Employees in such numbers as would trigger any Liabilities under the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any state plant closing or other severance Law. Buyer shall, and shall cause the Acquired Companies to, comply with any notice or filing requirements under WARN and any state plant closing or other severance Law occurring on or after the Closing Date. The Acquired Companies shall provide Buyer at Closing with a list of all employment terminations for the ninety (90) days prior to the Closing Date, and for each employment termination, the Acquired Companies shall provide the employee’s name, date of termination and location of employment.

(b)

From and after the Closing Date, Buyer shall, and shall cause the Acquired Companies to, honor (without modification) each written Contract between the Acquired Companies and any Business Employee that (i) existed as of the date hereof; and (ii) is set forth on the Company Disclosure Schedule.

(c)

During the twelve (12) month period commencing at the Closing Date, Buyer shall provide, or shall cause the Acquired Companies to provide, to any Business Employee compensation and benefits, including the Employee Plans and Employee Benefit Arrangements, that are in the aggregate, substantially comparable to and no less favorable than the compensation and benefits being provided to Business Employees as of the date of this Agreement; provided that nothing herein shall prohibit Buyer from replacing any such existing Employee Plan or Employee Benefit Arrangement with a plan, policy program or arrangement which provide such Business Employees with benefits that are in the aggregate substantially comparable to and no less favorable than the benefits that would have been provided under such existing Employee Plan or Employee Benefit Arrangement.

35

(d)

Without limiting the generality of Section 5.14(c), Buyer shall cause any employee benefit plan, policy, program or arrangement as may be maintained for Business Employees from time to time following the Closing Date (including plans, policies, programs or arrangements providing severance benefits and vacation entitlement), to credit such Business Employees with their service performed for the Acquired Companies prior to Closing as service with Buyer or the Acquired Companies, as the case may be, for purposes of determining eligibility to participate, vesting and benefit accruals. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Buyer shall also honor, or cause the Acquired Companies, as the case may be, to honor, all vacation, personal and sick days accrued by the Business Employees under the Employee Plans and Employee Benefit Arrangements immediately prior to the Closing Date.

(e)

Without limiting the generality of Section 5.14(c), Buyer shall cause the Acquired Companies to honor, in accordance with their terms, and shall, or shall cause the Acquired Companies to, make required payments when due under, all Employee Plans and Employee Benefit Arrangements maintained or contributed to by the Acquired Companies or to which the Acquired Companies are a party (including employment, incentive and severance agreements and arrangements), that are applicable with respect to any Business Employee or any director of any Acquired Company (whether current, former or retired) or their beneficiaries; provided that the foregoing shall not preclude Buyer or the Acquired Companies from amending or terminating any Employee Plan or Employee Benefit Arrangement in accordance with its terms.

5.15

Record Retention. The Parties agree that for a period of five (5) years after the Closing Date, or for a longer period if required by applicable Law, without the prior written consent of the Sellers, neither Buyer nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers.

5.16

Indemnification of Directors and Officers; Insurance.

(a)

Buyer agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Closing Date, is a current or former director or officer of the Acquired Companies (collectively, the “Covered Persons”) pursuant to the respective charter documents, bylaws, limited liability company operating agreements, individual indemnity agreements, board resolutions or otherwise, shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. Following the Closing, neither Buyer nor the Acquired Companies shall amend, repeal or otherwise modify such arrangements in any manner that would adversely affect the rights of the Covered Persons thereunder.

36

(b)

Buyer shall cause the Acquired Companies to honor, to the fullest extent permitted by applicable Law, all of the obligations of the Acquired Companies to indemnify (including any obligations to advance funds for expenses) the Covered Persons to the extent that such obligations of the Acquired Companies exist on the Closing Date, whether pursuant to charter documents, bylaws or limited liability company operating agreements of the Acquired Companies, individual indemnity agreements, board resolutions or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of such arrangements until the expiration of the applicable statute of limitations with respect to any claims; provided that such indemnification rights shall not apply to any Covered Person with respect to any Liability for which such Covered Person is obligated to indemnify Buyer under ARTICLE VII of this Agreement.

(c)

In the event that Buyer, the Acquired Companies or any of their respective successors or assigns after the Closing Date (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Acquired Companies or of their respective successors or assigns assume the obligations of Buyer and/or the Acquired Companies or their respective successors or assigns as contemplated by this Section 5.16.

(d)

Buyer and/or the Acquired Companies or their respective successors or assigns shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing the indemnity and other obligations provided in this Section 5.16. The provisions of this Section 5.16 shall survive the consummation of the Closing and expressly are intended to benefit each of the Covered Persons. Notwithstanding anything to the contrary, it is agreed that the rights of a Covered Person under this Section 5.16 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the charter documents, bylaws or limited liability company operating agreements of the Acquired Companies, individual indemnity agreements, board resolutions or otherwise, and nothing in this Section 5.16 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under such arrangements.

(e)

Buyer hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Buyer hereby agrees (i) that the Acquired Companies are the indemnitors of first resort (i.e., their obligations to the Covered Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Covered Person are secondary); (ii) that the Acquired Companies shall be required to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full indemnifiable amounts, in each case in accordance with the indemnification obligations described in this Section 5.16, without regard to any rights any such Covered Person may have against any such other Person; and (iii) that Parties irrevocably waives, relinquishes and releases (and shall cause the Acquired Companies to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Acquired Companies further agrees that no advancement or payment by any of such other Persons on behalf of any such Covered Persons with respect to any claim for which such Covered Person has sought indemnification from the Acquired Companies shall affect the foregoing.

37

5.17

Acknowledgement of Personal Property. The Parties acknowledge and agree that the personal property set forth on Schedule 5.17 is personal property owned by a Seller or its Affiliates and that such Seller or its Affiliates shall be entitled to remove such personal property from the premises of the Acquired Companies.

5.18

Tax Matters.

(a)

Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Period”) that are filed after the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Acquired Companies, unless otherwise required by applicable Law. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. The Sellers, jointly and severally, shall reimburse Buyer for Taxes of the Acquired Companies with respect to such periods within five (5) days of payment by Buyer or the Acquired Companies of such Taxes, except to the extent such Taxes are taken into account in the adjustments contemplated under Sections 1.5 through 1.8 (for the avoidance of doubt, the Sellers’ obligation to reimburse Buyer under this Section 5.18(a) shall not be limited under the terms of ARTICLE VII).

(b)

Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Tax Period”). Such Tax Returns shall be prepared consistently with the past practice of the Acquired Companies unless otherwise required by applicable Law. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. The Sellers, jointly and severally, shall reimburse Buyer within five (5) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date, except to the extent such Taxes are taken into account in the adjustments contemplated under Sections 1.5 through 1.8 (for the avoidance of doubt, the Sellers’ obligation to reimburse Buyer under this Section 5.18(b) shall not be limited under the terms of ARTICLE VII). For purposes of this Section 5.18, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. For purposes of this Section 5.18, in the case of any Tax credit relating to a taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such taxable period.

38

(c)

Cooperation on Tax Matters.

(i)

Buyer, the Acquired Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.18 and any audit, Action or Proceeding, with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)

Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(d)

Amended Tax Returns.

(i)

Any amended Tax Return of any of the Acquired Companies or claim for Tax refund on behalf any of the Acquired Companies for any period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by Sellers. The Sellers shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of Buyer for any period ending after the Closing Date.

(ii)

Any amended Tax Return of any Acquired Company or claim for Tax refund on behalf of an Acquired Company for any period ending after the Closing Date shall be filed, or caused to be filed, only by Buyer. Buyer shall not, without the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Sellers for any period or portion thereof ending on or prior to the Closing Date.

39

(e)

Audits.

(i)

Buyer shall provide the Sellers with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service (“IRS”) or any other taxing authority, which relate to any Pre-Closing Tax Periods within ten (10) days of the receipt of such notice. Sellers shall have the sole right to represent the interests of the Acquired Companies in any Tax audit or other proceeding relating to any Pre-Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that the Sellers shall inform Buyer of the status of any such proceedings, shall provide Buyer (at Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request and shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Buyer in a material manner in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense.

(ii)

Buyer and the Sellers shall provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority that relate to any Straddle Tax Period within ten (10) days of the receipt of such notice. Buyer and the Sellers shall jointly control the conduct of any Tax audits or other proceedings relating to Taxes for a Straddle Tax Period, and neither Party shall settle any such Tax audit or other proceeding without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(iii)

Buyer shall have the right to control all other Tax audits or proceedings of the Acquired Companies. Buyer shall obtain the prior written consent of Sellers prior to the settlement of any such proceedings that could reasonably be expected to increase the Sellers’ Tax Liability for a Pre-Closing Tax Period, which consent shall not be unreasonably withheld or delayed.

(iv)

The Acquired Companies shall execute and deliver to the Sellers such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(f)

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such transfer-related Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own respective expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such transfer Taxes and fees, and, if required by applicable Law, Buyer or the Acquired Companies will join in the execution of any such Tax Returns and other documentation.

40

(g)

Tax Covenants.

(i)

Buyer covenants that without obtaining the prior written consent of Sellers it will not, and will not cause or permit any Acquired Company or any Affiliate of Buyer, to (A) take any action on or after the Closing Date other than in the ordinary course of business that could give rise to any Tax Liability of the Sellers or any indemnification obligation of the Sellers under Section 7.1, or (B) make or change any material Tax election (including a Section 338(g) election), amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax Liability, in each case if such action could have the effect of increasing the Tax Liability of the Sellers or reducing any Tax asset of any Acquired Company with respect to any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on the Closing Date.

(ii)

After the Closing Date, Buyer and the Acquired Companies will not, without obtaining the written consent of Sellers, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any Pre-Closing Tax Period or any Straddle Tax Period.

(iii)

The Sellers shall have the right to (A) any Tax refunds received by any Acquired Company for any Pre-Closing Tax Period or portion of any Straddle Tax Period that ends on the Closing Date (except to the extent such amounts are taken into consideration in calculating the Net Working Capital) or (B) any credits against Taxes in lieu of refunds described in clause (A). Buyer shall pay such amounts to the Sellers no later than ten (10) days after the receipt by any such Acquired Company of such Tax refunds or credits. Buyer will cooperate with Sellers to prepare and file any Tax Returns required to claim Tax refunds that the Sellers are entitled to pursuant to this Section 5.18(g)(iii).

(h)

Payment of Company Tax Benefits. The Parties hereby agree and acknowledge that the Tax deductions associated with the Transaction Payments shall be for the sole benefit of the Sellers and shall be allocated to the applicable Pre-Closing Tax Periods ending on the Closing Date or portions of the applicable Straddle Tax Periods ending on the Closing Date, in each case to the extent permitted by applicable Law and that notwithstanding anything to the contrary in this Agreement, the Sellers shall be entitled to the benefits of each such Tax deduction. The method to compensate the Sellers for the benefit associated with Tax deductions that neither reduce amounts the Sellers would otherwise have to pay pursuant to Section 5.18(a) or Section 5.18(b), nor are reflected as a reduction in Taxes payable for purposes of determining Net Working Capital, is through the payment of the Company Tax Benefits. In the event that the Tax deductions associated with the Transaction Payments result in a net operating loss of any of the Acquired Companies for a Pre-Closing Tax Period ending on the Closing Date, such net operating loss shall, to the extent permitted by Law, be first carried back to all available prior Pre-Closing Tax Periods of such Acquired Company, as applicable, to claim refunds for any Taxes that were previously paid by the Acquired Companies in such Pre-Closing Tax Periods. Buyer shall pay or cause to be paid to the Sellers the amount of any Company Tax Benefits within ten (10) days after such Company Tax Benefits are actually realized or obtained. A Company Tax Benefit is actually realized or obtained only (i) upon the filing of a Tax Return (including a short period Tax Return) that shows a reduced Tax Liability or (ii) upon receipt of a Tax refund.

41

(i)

Tax Dispute Resolution Mechanism. Any dispute among the Parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the Parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the Parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to Sellers and Buyer (the “Tax Dispute Accountant”); (iii) the Tax Dispute Accountant shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within thirty (30) days after the Parties have submitted the dispute to the Tax Dispute Accountant, whose decision shall be final, conclusive and binding on the Parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth (5th) day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within thirty (30) days following the date on which the dispute is resolved); and (v) the fees and expenses of the Tax Dispute Accountant shall be paid by the Party who the Tax Dispute Accountant determines has derived the least benefit from the issues to be resolved by the Tax Dispute Accountant; provided that, (A) if the Parties are unable to agree on a national office of a firm of independent accountants of nationally recognized standing to act as Tax Dispute Accountant, Sellers and Buyer shall each select a national office of a firm of independent accountants of nationally recognized standing and such firms together shall select the national office of a firm of independent accountants of nationally recognized standing to act as the Tax Dispute Accountant; and (B) if any Party does not select a national office of a firm of independent accountants of nationally recognized standing within ten (10) days of written demand therefor by the other Party, the firm selected by the other Party shall act as the Tax Dispute Accountant.

5.19

Further Assurances. From and after the Closing, Buyer and the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

Article VI
CONDITIONS TO CLOSING; TERMINATION

6.1

Conditions to Each Party’s Obligations. The respective obligations of the Sellers, the Company and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by all Parties) at or prior to the Closing of the following conditions:

(a)

No Law shall be in place or have been enacted, entered, promulgated or enforced by any court or other tribunal or Government Entity of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, and shall continue to be in effect; and

(b)

No Action or Proceeding shall be pending or threatened in writing before any Government Entity in which an unfavorable judgment would prevent consummation of the transactions contemplated by this Agreement, and no injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

6.2

Conditions to Obligation of the Sellers. The obligation of the Sellers and the Company to consummate the transactions contemplated by this Agreement is further subject to the fulfillment (or written waiver by the Sellers) of the following conditions:

42

(a)

Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving regard to any materiality or Material Adverse Change qualifications set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to significantly impair or delay the consummation of the transactions contemplated hereby; and

(b)

Buyer shall have performed and complied in all material respects with all of its obligations, covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing; and

(c)

Buyer shall have taken the actions required to be taken by Buyer pursuant to Section 1.10 and Section 1.11.

6.3

Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or written waiver by Buyer) of the following conditions:

(a)

Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct (without giving regard to any materiality, Company Material Adverse Change, or Seller Material Adverse Change qualifications set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Change or Seller Material Adverse Change;

(b)

The Sellers and the Company shall have performed and complied in all material respects with all of their respective obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

(c)

The Sellers and the Company shall have taken the actions required to be taken by the Sellers and the Company pursuant to Section 1.9 and Section 1.11;

(d)

Between the date of this Agreement and the Closing Date, no change or event shall have occurred that has had or would be reasonably likely to have a Company Material Adverse Change or Seller Material Adverse Change;

(e)

Prior to the Closing, Buyer shall have obtained on terms and conditions acceptable to Buyer, in its sole and exclusive discretion, all of the financing it needs in order to purchase the Purchased Shares and to otherwise consummate the transactions contemplated by this Agreement (the “Financing”); and

43

(f)

Buyer shall have received the requisite stockholder approval for the Financing and/or the transactions contemplated by this Agreement, if required, either at a special meeting of stockholders or pursuant to a written stockholder consent.

6.4

Frustration of Closing Conditions. Neither the Sellers or Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be (but specifically excluding Section 6.3(e)), to be satisfied if such failure was caused by such Party’s (or any of its Affiliates’) breach of this Agreement or failure to act in good faith or use its reasonable efforts to consummate the transactions contemplated by this Agreement.

6.5

Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)

by mutual written consent of the Sellers and Buyer;

(b)

by the Sellers, if any of Buyer’s representations and warranties contained in ARTICLE II of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that the Sellers have notified Buyer of such failure or breach and (ii) the Outside Date; provided, that the Sellers are not then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would fail to be satisfied;

(c)

by Buyer, if any of the representations and warranties contained in ARTICLE III or ARTICLE IV of this Agreement shall fail to be true and correct or the Sellers shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) or Section 6.3(d) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Buyer has notified the Sellers of such failure or breach and (ii) the Outside Date; provided, that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would fail to be satisfied;

(d)

by the Sellers, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or prior to December 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.5(d) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e)

by the Sellers, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or prior to the Outside Date due to the failure of the condition set forth in Section 6.3(e) to have been satisfied;

44

(f)

by the Sellers, on the one hand, or by Buyer, on the other hand, if (x) at a special meeting of the stockholders of Buyer, if required, such stockholders do not approve of the Financing and/or the transactions contemplated by this Agreement, or (y) the Closing shall not have occurred on or prior to the Outside Date due to the failure of the conditions set forth in Section 6.3(f) to have been satisfied; or

(g)

by Buyer, if, after the date of this Agreement, any change or event shall have occurred that has had or would be reasonably likely to have a Company Material Adverse Change or Seller Material Adverse Change.

For purposes of clarity, if (x) the Closing shall not have occurred on or prior to the Outside Date, (y) the conditions set forth in Section 6.1, Section 6.3(a), (b), (c), and (d) have been satisfied, but (z) the conditions set forth in Section 6.3(e) or Section 6.3(f) have not been satisfied, any termination of this Agreement by the Sellers, on the one hand, or by Buyer, on the other hand, pursuant to Section 6.5(d) shall be deemed to be a termination pursuant to Section 6.5(e) or Section 6.5(f).

6.6

Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 6.5, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 5.12, 6.5, 6.6 and 6.7 and ARTICLE XI; provided, however, in the event this Agreement is terminated pursuant to Section 6.5(e) or Section 6.5(f), then Buyer shall reimburse the Sellers and the Company for all of their documented out of pocket expenses, including, without limitation, legal, accounting and travel expenses, up to Two Hundred Fifty Thousand Dollars ($250,000) within three (3) Business Days of the later of (x) the termination date or (y) the date all reasonable documentation evidencing such expenses has been delivered to Buyer. Nothing in this Section 6.6 shall be deemed to release any Party from any liability for fraud or a willful breach by such Party of the terms and provisions of this Agreement.

6.7

Notice of Termination. In the event of termination by the Sellers or by Buyer pursuant to Section 6.5, written notice of such termination shall be given by the terminating Party to the other Party(ies) to this Agreement, and such written notice shall specify the specific subsection(s) of Section 6.5 pursuant to which such terminating Party is terminating this Agreement.

Article VII
INDEMNIFICATIONS; SURVIVAL

7.1

Indemnification by Sellers. Subject to the terms, conditions and limitations of this ARTICLE VII, following the Closing, Buyer and each of its Affiliates, and each of their respective successors, assigns, officers, directors, managers, members, partners, equityholders, employees, Representatives and agents, shall be indemnified:

(a)

by the Sellers, severally (and not jointly), from and against any Loss suffered or incurred by any such Indemnified Person resulting from any breach of any representation or warranty of such Seller contained in ARTICLE III of this Agreement;

45

(b)

by the Sellers, severally (and not jointly), from and against any Loss suffered or incurred by any such Indemnified Person resulting from the breach of any post-Closing covenant of such Seller contained in this or any other Transaction Document to which such Seller is a party;

(c)

by the Sellers, jointly and severally, from and against any Loss arising or resulting from or based upon any breach of any representation or warranty regarding the Acquired Companies contained in ARTICLE IV of this Agreement as of the Closing Date;

(d)

by the Sellers, jointly and severally, from and against any Loss arising or resulting from or based upon any bonuses payable to any employees or independent contractors of any of the Acquired Companies and triggered by the Closing; and

(e)

by the Sellers, jointly and severally, from and against any Loss arising or resulting from or based upon any misclassification of any Person providing services to any of the Acquired Companies as independent contractors as opposed to “employees” for purposes of the Code and the treasury regulations promulgated thereunder.

provided that (x) there shall be no indemnification Liability under clause (a) or clause (c) above, unless (1) the Loss related to each individual claim or series of related claims arising thereunder for which indemnification Liability would, but for this proviso, exist exceeds Twenty Thousand Dollars ($20,000), and (2) the aggregate of all Losses arising under clause (a) or clause (c) above for which indemnification Liability would, but for this proviso, exist exceeds an amount equal to One Hundred Thirty-Five Thousand Dollars ($135,000), after which time only such Losses in excess of such amount will be recoverable by the Indemnified Parties and (y) the aggregate Liability under clause (a) or clause (c) above shall in no event exceed Two Million Seven Hundred Thousand Dollars ($2,700,000); provided further that the limitations set forth in clauses (x) and (y) above shall not apply to any Loss arising from actual fraud or intentional misrepresentations or from a breach of Section 3.1 (Power and Authorization), Section 3.3 (Capital Stock), Section 4.1 (Organization; Qualification; Corporate Power and Authorization), Section 4.2(a) (Capitalization) (sentences one and two only), Section 4.9 (Tax Matters), Section 4.15 (Employee Plans), and Section 4.21 (Broker Fees) (collectively, the “Fundamental Representations”). Notwithstanding anything herein to the contrary, except in the case of actual fraud, the aggregate liability of the Sellers under this Section 7.1 shall in no event exceed the Purchase Price.

7.2

Indemnification by Buyer. Subject to the terms, conditions and limitations of this ARTICLE VII, following the Closing, Buyer and the Acquired Companies, jointly and severally, shall indemnify the Sellers and each of their respective Affiliates, and each of their respective successors, assigns, officers, directors, managers, members, partners, equityholders, employees, Representatives and agents, and the Acquired Companies’ pre-Closing officers, directors, managers, members, partners, employees, Representatives and agents, against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person arising or resulting from or based upon:

(a)

any breach of any representation or warranty of Buyer contained in contained in ARTICLE II of this Agreement;

46

(b)

the breach of any post-Closing covenant of Buyer or the Acquired Companies contained in this Agreement or any other Transaction Document; and

(c)

any post-Closing operations of the Acquired Companies and their Affiliates;

provided that (x) there shall be no indemnification Liability under clause (a) above, unless (1) the Loss related to each individual claim or series of related claims arising thereunder for which indemnification Liability would, but for this proviso, exist exceeds Twenty Thousand Dollars ($20,000), and (2) the aggregate of all Losses arising under clause (a) above for which indemnification Liability would, but for this proviso, exist exceeds an amount equal to One Hundred Thirty-Five Thousand Dollars ($135,000), after which time only such Losses in excess of such amount will be recoverable by the Indemnified Parties and (y) the aggregate Liability under clause (a) above shall in no event exceed Two Million Seven Hundred Thousand Dollars ($2,700,000); provided further that the foregoing limitation shall not apply to any Loss arising actual fraud or intentional misrepresentations or from a breach of Section 2.1 (Organization; Corporate Power and Authorization), and Section 2.3 (Broker Fees).

7.3

Losses Net of Insurance, Etc. Subject to the terms and conditions of this ARTICLE VII, following the Closing:

(a)

For purposes of determining (i) whether a breach of a representation or warranty exists solely for purposes of the indemnification provisions of this Agreement and (ii) the amount of Losses arising from such a breach for which the Indemnified Parties are entitled to indemnification under the indemnification provisions of this Agreement, the representations and warranties made by the Parties in this Agreement or any other Transaction Document shall be construed as if any qualification or limitation that is based on materiality (including all usages of “material”, “Company Material Adverse Change”, “Seller Material Adverse Change” or similar qualifiers) were omitted from the text of such representation or warranty.

(b)

The amount of any Loss for which indemnification is provided under this ARTICLE VII shall be net of any amounts actually recovered under insurance policies in effect and applicable to such Loss.

(c)

Any payment or indemnity required to be made pursuant to Section 7.1 or Section 7.2 shall be adjusted to take into account any reduction or increase in Taxes that may be realized at any time by the Indemnified Person (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Person that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) as a result of the Loss giving rise to the payment or indemnity or as a result of the payment or indemnity. In determining the amount necessary to be added to or subtracted from any payment or indemnity in order to accomplish the foregoing, the Parties agree to treat all Taxes required to be paid by, and all reductions in Tax realized by, any Indemnified Person, as if such Indemnified Person were subject to Tax at the highest marginal Tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Person.

47

(d)

In connection with an Indemnified Person’s rights under this ARTICLE VII, an Indemnified Person may only seek actual damages and may not seek any other damages, including but not limited to punitive, consequential (including lost profits) and incidental damages, or damages argued to be associated with a diminution in value, and in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in connection with the calculation of Losses as to any matter under, relating to or arising out of the Transaction Documents or the Transactions.

(e)

Any Liability for indemnification under this ARTICLE VII shall be determined without duplication of recovery by reason of the set of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification. Without limiting the generality of the foregoing and notwithstanding Section 7.1, Buyer shall not be entitled to indemnification under this ARTICLE VII with respect to any Loss to the extent that any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Section 1.8 or such Loss is reflected as a Liability on the Latest Balance Sheet or reflected in the footnotes to the Financial Statements.

(f)

No Person shall be entitled to indemnification under this ARTICLE VII with respect to any Loss that is attributable to any action taken or omitted to be taken by such Person or any of its Affiliates. The Indemnified Person shall cooperate with each Indemnifying Person with respect to resolving any Liabilities with respect to which such Person is obligated to indemnify the other Person, including by making commercially reasonable efforts to mitigate or resolve any such Liabilities. In the event that the Indemnified Person shall fail to cooperate and make such efforts to mitigate or resolve any such Liabilities, then notwithstanding anything else to the contrary contained herein, each Indemnifying Person shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if the Indemnified Person had made such efforts. The Indemnified Person shall act in a commercially reasonable manner in addressing any Liabilities, events or actions that may provide the basis for indemnification hereunder (that is, such Indemnified Person shall respond to such Liability, event or action in the same manner that it would respond in the absence of the indemnification provided for in this Agreement, but in no event less than a commercially reasonable response).

(g)

As between the Parties and any Indemnified Person and Indemnifying Person, the indemnification provisions contained in this ARTICLE VII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Party may incur arising from or relating to the Transaction Documents (or the representations, warranties or covenants contained therein) or the Transactions, and each Party (on behalf of itself and its Affiliates) hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation and hereby covenants that it and all of its Affiliates shall refrain from, directly or indirectly, asserting any Action or Proceeding of any kind against any Person based on any matter purported to be waived hereby. Nothing in this ARTICLE VII shall limit any Party’s right to seek and obtain (i) any equitable relief, including specific performance, temporary restraining order or temporary or permanent injunction, or (ii) any remedy on account of fraud or criminal conduct in connection with the execution and delivery of this Agreement of the performance of a Party’s obligation hereunder.

48

(h)

As between the Parties and any Indemnified Person and Indemnifying Person, the sole source to satisfy any and all indemnification claims of Buyer or any Indemnified Person pursuant to Section 7.1 shall be to set off against up to Two Million Seven Hundred Thousand Dollars ($2,700,000) of the Buyer Note, except for such indemnification claims based on actual fraud, intentional misrepresentations, breaches of Fundamental Representations and except for such indemnification claims under Section 7.1(b). Notwithstanding anything herein to the contrary, for any claims arising under Section 7.1(b) against a particular Seller, Buyer shall have the right to, and shall only have the right to, make a claim against such Seller directly and not the Buyer Note or any other Seller.

(i)

Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this ARTICLE VII, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person or its Affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall take such actions as the Indemnifying Person may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Person or its Affiliates may have.

(j)

The indemnities herein are intended solely for the benefit of the Parties and the Persons expressly identified in Section 5.14 and Section 5.16 and this ARTICLE VII (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

7.4

Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Person pursuant to Section 7.1 and Section 7.2 shall terminate on the date that the survival period for the applicable representation, warranty or covenant expires pursuant to Section 7.6; provided that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (a “Claim Notice”) to the Indemnifying Person containing (1) a detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Person together with such supporting documents reasonably available to such Indemnified Person; (2) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person; and (3) a demand for payment of such Loss.

7.5

Procedures Relating to Indemnification.

(a)

In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Indemnified Person. Notwithstanding the foregoing, any Third-Party Claims with respect to Taxes shall be addressed in the manner set forth in Section 5.18(e).

49

(b)

If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, notwithstanding anything to the contrary, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that the Indemnified Person shall agree to any admission of Liability, settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the Liability in connection with such Third-Party Claim and which releases the Indemnified Person completely in connection with such Third-Party Claim.

7.6

Survival of Representations and Warranties. All representations, warranties and covenants contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force and effect as follows: (a) for a period of fifteen (15) months following the Closing Date, with respect to all representations and warranties (other than with respect to the Fundamental Representations which shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations), or (b) with respect to each other covenant or agreement contained in this Agreement or any other Transaction Document, until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of twelve (12) months following the Closing Date.

50

7.7

Tax Treatment of Indemnification Payments. Any indemnification payments made to Buyer pursuant to this Agreement shall be treated as an adjustment to the final Purchase Price, unless otherwise required under applicable Tax Laws.

Article VIII
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Company(ies)” means the Company and the Subsidiary.

“Action or Proceeding” means any action, suit, claim, hearing, proceeding or arbitration by any Person, or any investigation or audit by any Government Entity.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Exchange.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign Law.

“Business” means the business of the Acquired Companies conducted on the date of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by Law to close.

“Business Employee” means each individual who works primarily or exclusively for the Business and who, on the Closing Date, is actively employed by the Acquired Companies, including any employee who is on vacation leave or jury duty, or on other authorized leave of absence (other than long-term disability in cases in which the employee has no present expectation of continued employment), family or workers’ compensation leave, or military leave as of the Closing Date, whether paid or unpaid; provided that the term Business Employee shall exclude any other inactive or former employee, including any individual who (a) is on long-term disability leave or unauthorized leave of absence, layoff with or without recall rights at the Closing Date; or (b) has been terminated or has terminated his or her employment or retired before the Closing Date.

“Buyer Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with Buyer’s representations and warranties set forth in ARTICLE II hereof, prepared and delivered by Buyer concurrently with the execution of this Agreement, as the same may be amended or supplemented from time to time, as required and/or permitted herein.

51

“Cash” means, as of any date, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature as of such date, determined in accordance with GAAP applied in a manner consistent with past practice.

“Closing Costs” means all fees and expenses incurred by any Acquired Company or any Seller in connection with the Transactions or in connection with the proposed sale of the Acquired Companies, such as the fees and expenses of any investment bankers, lawyers, accountants and other outside financial and other advisors, the fees and expenses of the electronic data room and any Transaction related bonuses or other change of control payments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the authorized shares of common stock of the Company consisting of common stock, no par value per share.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Acquired Companies’ representations and warranties set forth in ARTICLE IV hereof, prepared and delivered by the Acquired Companies concurrently with the execution of this Agreement, as the same may be amended and supplemented from time to time, as required and/or permitted herein.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Acquired Companies.

“Company Material Adverse Change” means any material adverse change in the Business, results of operations or financial condition of the Acquired Companies taken as a whole, other than any material adverse change or effect arising from or related to the following (either alone or in combination): (a) any general condition affecting the industry in which the Business is engaged, (b) changes in any Law or applicable accounting regulations or principles, (c) the announcement or pendency of any of the Transactions, (d) any action taken by the Sellers or the Acquired Companies at Buyer’s request or pursuant to the Transaction Documents, (e) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof, (f) such change against which the Acquired Company is fully insured, (g) general economic, political and financial market changes, foreign or domestic, (h) any changes in applicable Laws or accounting rules or principles, including changes in GAAP, and (i) any matters specifically disclosed in the Disclosure Schedules; unless, in the cases of (a), (g) or (h) above, such changes or effects would reasonably be likely to have a materially disproportionate adverse impact on the Business, results of operations or financial condition of the Acquired Companies taken as a whole, relative to other affected participants in the industries in which the Acquired Companies operate.

52

“Company Tax Benefits” means the amount of reduction in Tax Liability realized and any Tax refunds obtained in any Tax period of any Acquired Company that is attributable to (i.e. would not be available but for) any deductions available to such Acquired Company with respect to the option cancellation payments and the Transaction Payments; provided that no such reduction in Tax Liability or Tax refunds shall be taken into account as Company Tax Benefits (x) to the extent reflected as a reduction in Taxes payable for purposes of determining Net Working Capital, or (y) to the extent that they reduce amounts that the Sellers would otherwise have to pay pursuant to Section 5.18(a) or Section 5.18(b).

“Confidential Information Presentation” means the confidential information presentation provided to Buyer in expectation of the Transactions.

“Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of Buyer, executed by the Company and Buyer as of September 10, 2015.

“Contracts” means all written and oral binding executory contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, which are legally binding.

“Current Assets” means, without duplication, the sum of (a) trade and other accounts receivable, (b) prepaid expenses (including prepaid Taxes), (c) inventory and (d) other current assets, but excluding Cash; all as determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements.

“Current Liabilities” means, without duplication, the sum of (a) trade and other accounts payable; (b) accrued payroll and related expenses; (c) other current accruals; (d) customer deposits; and (e) other current liabilities, but excluding any Indebtedness, all as determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements.

“Employee Benefit Arrangements” means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to any employee of any of the Acquired Companies, other than the Employee Plans.

“Employee Plans” means each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by the Acquired Companies or in which the Acquired Companies participate or participated and which provides benefits to employees of any Acquired Company.

“Environmental Laws” means all federal, state, and local statutes, regulations and ordinances concerning the pollution or protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response and Compensation, and Liability Act of 1980.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

53

“Evaluation Material” means any information, documents or materials regarding the Acquired Companies or the Business furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, including, but not limited to, the Confidential Information Presentation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Contract” means any Contract between an Acquired Company, on the one hand, and (i) any Government Entity; (ii) any prime contractor of a Government Entity in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means any toxic or hazardous substance, material, or waste, and any other contaminant or pollutant, whether liquid, solid, semi solid, sludge and/or gaseous, including chemicals, compounds, by products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, and any other material or substance, whether waste materials, raw materials or finished products regulated or governed by any Environmental Law.

“Indebtedness” means, with respect to the Acquired Companies, without duplication: (i) all indebtedness for borrowed money, whether current, short-term, or long-term, secured or unsecured (excluding trade accounts payable incurred in the Ordinary Course of Business); (ii) all indebtedness for the deferred purchase price for purchases of property that is not evidenced by trade accounts payable incurred in the Ordinary Course of Business (other than any such accounts payable owed to any Seller or any of such Seller’s Affiliates); (iii) any Liability in respect of letters of credit (other than stand-by letters of credit in support of trade accounts payable incurred in the Ordinary Course of Business); (iv) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations; (v) any obligations under leases that are required to be accounted for as capital or financial leases under GAAP; (vi) all off-balance sheet financing, including synthetic leases and project financing; (vii) all unearned income and all income recorded on the books and records for services not yet rendered; (viii) accrued corporate income tax and other unpaid Taxes; (ix) factored receivables; (x) sales bonuses or other payments made or payable to employees in connection with the transactions contemplated by this Agreement, transaction costs and pension underfunding; (xi) any indebtedness referred to in clauses (i) through (x) above that is directly or indirectly guaranteed by an Acquired Company; (xii) payment obligations under the Share Purchase Agreement, dated as of June 15, 2013, as amended, between the Company and Natalja Cujeva, and (xiii) accrued and unpaid interest on, and prepayment or termination premiums or fees, penalties or similar charges or expense reimbursements arising as a result of the discharge of any such foregoing obligation.

54

“Indemnified Person” means any Person claiming indemnification under any provision of ARTICLE VII.

“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of ARTICLE VII.

“Intellectual Property Rights” means (a) all industrial designs and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisionals, reissues, substitutions and reexaminations thereof, (b) all United States and foreign trademarks, service marks, certification marks, trade dress, designs, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including technology, ideas, research and development, know-how, formulae, compositions, engineering, manufacturing and production processes, procedures and techniques, technical data, records of invention, invention disclosures, designs, plans, drawings, blueprints, specifications, customer and supplier lists and related information, databases, pricing and cost information, and business and marketing plans and proposals), and improvements thereto, (f) all computer software (in source code and object code form), including data, formulations and analyses and related documentation, user manuals and training manuals, (g) all domain names, URL addresses, electronic mail addresses and design rights (including any word, symbol, product configuration, icon and logo), (h) all other proprietary rights, including all goodwill of the business and all rights to sue, recover damages or otherwise claim for past, present or future infringement or unauthorized use or disclosure or breach of any of the assets, properties or rights described above, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of Sellers” means (a) as it applies to the representations and warranties made by any of the Acquired Companies in ARTICLE IV, the knowledge of Joseph Menaker, Mark Lifshotz and Ēriks Bediķis, in each case after reasonable investigation and inquiry; and (b) as it applies to representations and warranties made by a particular Seller in ARTICLE III, the knowledge of such Seller, after reasonable investigation and inquiry (provided that the knowledge of any particular Seller shall not be imputed to another Seller).

“Knowledge of Buyer” or “Buyer’s Knowledge” means and shall be limited to the knowledge of J. James Gaynor and Dorothy Cipolla, in each case after reasonable investigation and inquiry.

55

“Latest Balance Sheet” means the Acquired Companies’ unaudited consolidated balance sheet as prepared by management as of June 30, 2016.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, the Republic of Latvia, any other foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, mature or unmatured or determined or indeterminable, including any liability for Taxes.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, hypothecation, conditional sale or other title retention agreement or encumbrance of any kind.

“Loss” means any direct or indirect Liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility or other costs or expenses (including reasonable attorneys’ fees and expenses paid in connection with any of the foregoing).

“Net Working Capital” means, for purposes of Section 1.5 above, the difference between (a) Current Assets of the Acquired Companies as of the close of business on the Closing Date, and (b) Current Liabilities of the Acquired Companies as of the close of business on the Closing Date.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services to any of Buyer, the Acquired Companies or the Sellers, or any Affiliate thereof, within twenty-four (24) months prior to the date hereof.

“Off-The-Shelf Software” means shrinkwrap or clickwrap software licenses granted to any Acquired Company for third party software used by any Acquired Company.

“Order” means any writ, judgment, decree, injunction or similar order of any Government Entity, in each case whether preliminary or final.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies, consistent with past custom and practice.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Government Entity to lawfully operate the Business (including any pending applications for such licenses, certificates, permits, consents or approvals).

56

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent; or (ii) being contested in good faith and by any appropriate Action or Proceeding, and adequate reserves (as determined in accordance with GAAP) have been established on the Acquired Companies’ books with respect thereto; (b) interests or title of, or Liens to secure, landlords, sublandlords, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements; (c) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under applicable Laws, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, Government Contracts, Government Bids, performance and return of money bonds and similar obligations; (d) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien; (e) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Business; (f) purchase money Liens in any property acquired by any Acquired Company in the Ordinary Course of Business; (g) any items set forth on Schedule 8 attached hereto; and (h) easements, covenants, rights of way or other encumbrances or restrictions, if any, that do not materially impair the use of the assets to which they relate to the Business, taken as a whole, as conducted on the date hereof.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Acquired Companies, including information regarding the Business’ customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Prime Rate” means the prime rate of interest as from time to time published by The Wall Street Journal (Eastern Edition).

“Privacy Laws” means all applicable Law in the United States and Europe governing the collection, use, disclosure and retention of Personal Information.

“Pro Rata Share” means the percentage set forth opposite a Seller’s name on Schedule 1.4(b) under the heading “Pro Rata Share” and represents such Seller’s pro rata portion of the Closing Payment received by such Seller.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the recitals to this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Seller’s representations and warranties set forth in ARTICLE III hereof, prepared and delivered by the Sellers concurrently with the execution of this Agreement, as the same may be amended or supplemented from time to time, as required and/or permitted herein.

57

“Seller Material Adverse Change” means a material adverse change in the ability of the Sellers to perform their obligations under this Agreement and the Transaction Documents or on the ability of the Sellers to consummate the Transactions.

“Subsidiary” means ISP Optics Latvia, SIA, a limited liability company formed under the Laws of the Republic of Latvia and registered with the commercial register under registration No. 40103009686.

“Target Net Working Capital Ceiling” means $1,900,000.

“Target Net Working Capital Floor” means $1,800,000.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign income, gross receipts, capital gains, license, occupancy, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), Medicare, Medicaid, Affordable Care Act of 2010 obligation, customs duties, exercise duties, capital stock, net worth, franchise, unincorporated business, profits, withholding, information, employment, unemployment, disability, workers’ compensation, social security, retirement, pension plan, general property, real property, personal property, intangible property, unclaimed property, fuel, parking, ad valorem, sales, use, transfer, occupancy, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, contributions, report, or assessment of any kind whatsoever imposed by any governmental authority, including any estimated payments related thereto, any interest, penalty, assessment, or addition thereto, whether disputed or not; and (ii) any obligations to indemnify or otherwise assume or succeed to an Tax liability of any Person.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Trade Regulations” means all applicable federal, state and local Laws, statutes, regulations, executive orders, rules, codes, or ordinances enacted, adopted, issued or promulgated by the United States or any United States state or local Government Entity, and all authorizations, in each case relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, including the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the Foreign Corrupt Practices Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Transaction Documents” means this Agreement, the Buyer Note and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing.

58

“Transaction Payments” means the Closing Costs, the accelerated write-off of deferred finance fees and loan costs, all other legal, accounting, investment banking and other fees and expenses paid by the Sellers prior to the Closing or by the Acquired Companies and any bonuses or other payments due to employees or other service providers, in each case, in connection with the Transactions and the Closing.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means all Personal Information to be disclosed or conveyed to Buyer or any of its Affiliates or Representatives by or on behalf of the Acquired Companies as a result of or in conjunction with the compliance by the Sellers, the Acquired Companies or Sellers with the terms of the Transaction Documents, and includes all such Personal Information disclosed to Buyer and its Affiliates and Representatives during the period leading up to and including the Closing;

INDEX OF OTHER DEFINED TERMS

Term	Section Reference

Accounting Arbitrator	1.5(d)
Adjustment Calculation	1.5(b)
Agreement	Preamble
Alternative Proposal	5.2
Audited Financial Statements	4.4(a)(i)
Buyer	Preamble
Buyer Note	1.2(b)
Cash Amount	1.2(a)
Claim Notice	7.4
Closing	1.3
Closing Balance Sheet	1.5(b)
Closing Date	1.3
Closing Date Cash Calculation	1.6(b)
Closing Date Debt Calculation	1.7(b)
Closing Payment	1.2(a)
Company	Preamble
Covered Persons	5.16(a)
Disclosure Schedules	9.11
Environmental Claims	4.10(b)
EST	1.5(a)
Estimated Closing Date Cash	1.6(a)
Estimated Closing Date Debt	1.7(a)
Estimated Net Working Capital	1.5(a)
FAR	4.16(e)
Financial Statements	4.4(a)
Financing	6.3(e)
Fundamental Representations	7.1
Interim Financial Statements	4.4(a)(iii)
IRS	5.18(e)(i)
Leased Real Property	4.12(b)

59

LPTH SEC Documents	2.7
Material Contracts	4.20
Monthly Financial Statements	5.6
Multiemployer Plan	4.15(d)
Net Working Capital Calculation	1.5(b)
Objection Notice	1.5(b)
Outside Date	6.5(d)
Party or Parties	Preamble
Pre-Closing Tax Period	5.18(a)
Purchase Price	1.2
Purchased Shares	Preamble
Released Party or Released Parties	5.9
Restricted Persons	5.8(b)
Schedule Supplement	5.11
Seller or Sellers	Preamble
Straddle Tax Period	5.18(b)
Subsidiary Financial Statements	4.4(a)(ii)
Tax Dispute Accountant	5.18(i)
Third-Party Claim	7.5
WARN	5.14(a)

Article IX
MISCELLANEOUS

9.1

Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees).

9.2

Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law.

9.3

Jurisdiction; Service of Process. Any Action or Proceeding arising out of or relating to this Agreement or any of the Transactions may be brought in the federal and state courts located in New York, New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. The Parties agree that any or all of them may file a copy of this Section 9.3 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action or Proceeding referred to in the first sentence of this Section 9.3 may be served on any Party anywhere in the world.

60

9.4

Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.5

Attorneys’ Fees. If any Action or Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action or Proceeding, in addition to any other relief to which it may be entitled.

9.6

Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

9.7

Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand, (b) one Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (d) received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

61

if to Buyer, to:

LightPath Technologies, Inc.

2603 Challenger Tech Ct., Suite 100

Orlando, Florida 32826

Attention:

J. James Gaynor

Tel:

407-382-4003

Fax:

407-382-4007

Email:

jgaynor@lightpath.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

SunTrust Center

200 South Orange Ave., Suite 2300

Orlando, Florida 32801

Attention:

Jeffrey E. Decker

Tel:

407-649-4017

Fax:

407-841-0168

Email:

jdecker@bakerlaw.com

to the Sellers, to:

69 Hallocks Run

Somers, NY 10589

Attention:

Joseph Menaker

Tel:

914-591-3070

Fax:

914-591-3715

Email:

josephm@ispoptics.com

515 Oradell Ave.

Oradell, NJ 07649

Attention:

Mark Lifshotz

Tel:

914-591-3070

Fax:

914-591-3715

Email:

markl@ispoptics.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Peter Schnur

Tel: (212) 885-5435

Email: PSchnur@blankrome.com

62

Any Party may change its contact information for notices and other communications hereunder by notice to the other Parties hereto in accordance with this Section 9.7.

9.8

Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in the case of both (a) and (b), Buyer nonetheless shall remain responsible for the performance of all of Buyer’s obligations hereunder).

9.9

No Third-Party Beneficiaries. Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement (including provisions benefiting the Persons contained in Section 5.14 and Section 5.16 hereof and ARTICLE VII hereof), this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

9.10

Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Buyer and Sellers.

9.11

Disclosure Schedules. The Seller Disclosure Schedule and the Company Disclosure Schedule (collectively, the “Disclosure Schedules”) shall be subject to the following terms and conditions: (a) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (b) any item disclosed in any particular part of the Disclosure Schedules shall be deemed to be disclosed in all parts of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face, (c) any disclosures contained in the Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document, a true and complete copy of which was included in the due diligence information supplied to Buyer; and (d) headings and introductory language have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

9.12

Non-Recourse. Other than the express representations and warranties of the Sellers, and their Liability therefor, pursuant to this Agreement, no past, present or future director, manager, officer, employee, incorporator, agent, attorney or Representative of the Acquired Companies or any of their respective Affiliates shall have be deemed to (a) have made any representations or warranties in connection with the Transactions, or (b) have any personal Liability to Buyer for any obligations or Liabilities of the Acquired Companies under this Agreement for any claim based on, in respect of, or by reason of, the Transactions. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party shall be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer in his or her individual capacity.

63

9.13

Construction. In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; and (i) the plural shall be deemed to include the singular and vice versa.

9.14

Entire Agreement. This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

9.15

Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

9.16

Mutual Drafting. The Parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.17

Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, including by facsimile or email, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[SIGNATURES ON NEXT PAGE]

64

INTENDING TO BE LEGALLY BOUND, the undersigned Buyer has executed this Stock Purchase Agreement as of the date first written above.

BUYER:

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor
	Name:	J. James Gaynor
	Title:	President & CEO

[BUYER SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

INTENDING TO BE LEGALLY BOUND, the undersigned Company has executed this Stock Purchase Agreement as of the date first written above.

BUYER:

ISP OPTICS CORPORATION

By:	/s/ Joseph Menaker
	Name:	Joseph Menaker
	Title:	President

[COMPANY SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

INTENDING TO BE LEGALLY BOUND, the undersigned Sellers have executed this Stock Purchase Agreement as of the date first written above.

SELLERS:

/s/ Joseph Menaker	/s/ Mark Lifshotz
Joseph Menaker	Mark Lifshotz

[SELLERS SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A

THIS PROMISSORY NOTE IS MADE AND ISSUED PURSUANT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT. THE MAKER MAY, IN THE MANNER AUTHORIZED IN THE STOCK PURCHASE AGREEMENT, OFFSET AGAINST PAYMENTS DUE HEREUNDER ANY AMOUNTS DUE BY THE PAYEE TO THE MAKER ARISING UNDER THE STOCK PURCHASE AGREEMENT. ANY SUCH AMOUNTS CLAIMED BY MAKER WHICH ARE OFFSET AGAINST THIS PROMISSORY NOTE SHALL REDUCE THE PRINCIPAL BALANCE OF THIS PROMISSORY NOTE.

UNSECURED PROMISSORY NOTE

U.S. $__,000,000.00	________, 2016
New York, New York

FOR VALUE RECEIVED, the undersigned, LightPath Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Joseph Menaker, an individual, and Mark Lifshotz, an individual (collectively, “Payee”), at __________________ or at such other place as Payee may designate, the principal sum of _____ Million Dollars ($__,000,000.00), with interest thereon as provided in this Unsecured Promissory Note (“Note”).

1.

This Note is being executed in connection with the closing of a Stock Purchase Agreement dated as of August 3, 2016 by and between Maker, ISP Optics Corporation, a New York corporation (“ISP”) and all of the shareholders of ISP, including Payee (the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As is further set forth in the Purchase Agreement, this Note shall be delivered on the Closing Date, and the principal amount of the Note may be adjusted in accordance with the Purchase Agreement.

2.

During the period commencing on the date hereof and continuing until the fifteen month anniversary of the Closing Date (the “Initial Period”), interest shall accrue on only that amount of the principal amount of this Note in excess of Two Million Seven Hundred Thousand Dollars ($2,700,000) at an interest rate equal to ten percent (10%) per annum. After the Initial Period, interest shall accrue on the entire unpaid principal amount of this Note from time to time outstanding, at an interest rate equal to ten percent (10%) per annum. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the rate equal to twelve percent (12%) per annum from the date of such non-payment until such amount is paid in full. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

3.

Interest shall be payable to Payee semi-annually in arrears on each __________ and __________ that this Note is outstanding, commencing on the first such date to occur after the Closing Date (each an “Interest Payment Date”). If any such Interest Payment Date is not a Business Day, then such payment shall be due on the next succeeding Business Day. Any unpaid interest and principal, together with any other amounts payable hereunder, shall be due and payable on the fifth anniversary of the date of this Note. All payments under this Note shall first be applied to any accrued and unpaid interest and thereafter to the unpaid principal amount hereof.

4.

It shall be an “Event of Default” under this Note if:

(a)

Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure.

(b)

Maker commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 4(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof;

(e)

Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 4(b), (c) and (d);

(f)

Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(g)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

2

5.

Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and any and all other amounts payable hereunder, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable Law.

6.

This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

7.

Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may not assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

8.

No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

9.

Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

10.

Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York.

11.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered in the manner provided in the Purchase Agreement.

3

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER”

LightPath Technologies, Inc., a Delaware corporation

By:
Its:

4